Exhibit 10.1

________________________________________________________________________
FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of May 8, 2015

among

ACTUANT CORPORATION
THE FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

BANK OF AMERICA, N.A.
WELLS FARGO BANK, N.A.
and
U.S. BANK NATIONAL ASSOCIATION
as Syndication Agents,

and
KEYBANK NATIONAL ASSOCIATION
BMO HARRIS BANK N.A.
SUNTRUST BANK
and
ROYAL BANK OF CANADA
as Documentation Agents

________________________________________________________________________

J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO SECURITIES, LLC
and
U.S. BANK NATIONAL ASSOCIATION
Joint Lead Arrangers and Joint Bookrunners

________________________________________________________________________

ETABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1.	Defined Terms 1

1.2.	Terms Generally 30

1.3.	Amendment and Restatement of the Existing Credit Agreement 31

ARTICLE II THE CREDITS	32

2.1.	Revolving Loans 32

2.2.	Term Loans 33

2.3.	Ratable Loans; Types of Advances 34

2.4.	Swing Line Loans 34

2.5.	Commitment Fee; Reduction in Aggregate Revolving Loan Commitment; Expansion Option 36

2.6.	Minimum Amount of Each Advance 38

2.7.	Prepayments; Termination. 38

2.8.	Method of Selecting Types and Interest Periods for New Advances; Funding of Advances 41

2.9.	Conversion and Continuation of Outstanding Advances 41

2.10.	Changes in Interest Rate, etc 42

2.11.	Rates Applicable After Default 42

2.12.	Method of Payment 43

2.13.	Noteless Agreement; Evidence of Indebtedness 44

2.14.	Telephonic Notices 44

2.15.	Interest Payment Dates; Interest and Fee Basis 45

2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions 45

2.17.	Lending Installations 45

2.18.	Non-Receipt of Funds by the Agent 45

2.19.	Facility LCs 46

2.20.	Replacement of Lender 51

2.21.	Defaulting Lenders 52

2.22.	Judgment Currency 53

2.23.	Market Disruption 54

2.24.	Foreign Subsidiary Borrowers 54

ARTICLE III YIELD PROTECTION; TAXES	55

3.1.	Yield Protection 55

3.2.	Changes in Capital Adequacy Regulations 56

3.3.	Availability of Types of Advances 56

3.4.	Funding Indemnification 57

3.5.	Taxes. 57

3.6.	UK Tax. 59

3.7.	Lender Statements; Survival of Indemnity 64

i

ARTICLE IV CONDITIONS PRECEDENT	65

4.1.	Effectiveness of Agreement and Initial Credit Extension 65

4.2.	Initial Advance to each Additional Foreign Subsidiary Borrower 66

4.3.	Each Credit Extension 68

ARTICLE V REPRESENTATIONS AND WARRANTIES	68

5.1.	Existence and Standing 68

5.2.	Authorization and Validity 69

5.3.	No Conflict; Government Consent 69

5.4.	Financial Statements 69

5.5.	Material Adverse Change 69

5.6.	Taxes 69

5.7.	Litigation and Contingent Obligations 70

5.8.	Subsidiaries 70

5.9.	Employee Benefit Plans 70

5.10.	Accuracy of Information 71

5.11.	Federal Reserve Regulations 71

5.12.	Material Agreements 71

5.13.	Compliance With Laws 71

5.14.	Ownership of Properties 71

5.15.	Insurance 71

5.16.	Environmental Matters 72

5.17.	Investment Company Act 72

5.18.	Centre of Main Interests and Establishment 72

5.19.	Security Interest in Collateral 72

5.20.	Anti-Corruption Laws and Sanctions 72

5.21.	Solvency 72

5.22.	No Default or Unmatured Default 73

5.23.	Special Representations and Warranties of each Foreign Subsidiary Borrower 73

ARTICLE VI COVENANTS	74

6.1.	Financial Reporting 74

6.2.	Use of Proceeds 75

6.3.	Notice of Default 76

6.4.	Conduct of Business 76

6.5.	Taxes 76

6.6.	Insurance 76

6.7.	Compliance with Laws 76

6.8.	Maintenance of Properties 77

6.9.	Books and Records; Inspection 77

6.10.	Dividends 77

6.11.	Indebtedness 78

6.12.	Merger 79

6.13.	Sale of Assets 80

6.14.	Investments and Acquisitions 81

6.15.	Liens 82

6.16.	Affiliates 83

6.17.	Subordinated Indebtedness and Senior Note Indebtedness 84

6.18.	Contingent Obligations 84

6.19.	Financial Covenants 84

6.20.	Fiscal Year 85

6.21.	Subsidiary Guarantors; Pledges; Collateral Documentation; Additional Collateral; Further Assurances 85

6.22.	Centre of Main Interests and Establishment 90

ARTICLE VII DEFAULTS	90

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	92

8.1.	Acceleration. 92

8.2.	Amendments 93

8.3.	Preservation of Rights 95

ARTICLE IX GENERAL PROVISIONS	96

9.1.	Survival of Representations 96

9.2.	Governmental Regulation 96

9.3.	Headings 96

9.4.	Entire Agreement 96

9.5.	Several Obligations; Benefits of this Agreement 96

9.6.	Expenses; Indemnification 96

9.7.	Numbers of Documents 97

9.8.	Accounting 97

9.9.	Severability of Provisions 98

9.10.	Nonliability of Lenders 98

9.11.	Confidentiality 98

9.12.	Disclosure 99

9.13.	USA PATRIOT ACT; European “Know Your Customer” Checks 99

9.14.	English Language 100

9.15.	Borrower Limitations 100

9.16.	Interest Rate Limitation 100

ARTICLE X THE AGENT	101

10.1.	Appointment; Nature of Relationship 101

10.2.	Powers 101

10.3.	General Immunity 101

10.4.	No Responsibility for Loans, Recitals, etc 101

10.5.	Action on Instructions of Lenders 102

10.6.	Employment of Agents and Counsel 102

10.7.	Reliance on Documents; Counsel 102

10.8.	Agent’s Reimbursement and Indemnification 102

10.9.	Notice of Default 103

10.10.	Rights as a Lender 103

10.11.	Lender Credit Decision 103

10.12.	Successor Agent 103

10.13.	Agent and Arranger Fees 104

10.14.	Delegation to Affiliates 104

10.15.	Collateral Matters 104

10.16.	Guaranty and Collateral Releases 105

10.17.	Parallel Debt 105

10.18.	French Security 106

10.19.	Syndication Agents; Documentation Agents 107

ARTICLE XI SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS	107

11.1.	Setoff 107

11.2.	Ratable Payments 107

11.3.	Application of Proceeds 107

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	108

12.1.	Successors and Assigns 108

12.2.	Participations 108

12.3.	Assignments 110

12.4.	Dissemination of Information 112

12.5.	Tax Treatment 112

ARTICLE XIII NOTICES	112

13.1.	Notices; Electronic Communication. 112

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; WAIVERS	114

14.1.	Counterparts; Effectiveness 114

14.2.	Electronic Execution of Assignments 115

14.3.	Waiver of Defaults under Existing Credit Agreement 115

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	115

15.1.	CHOICE OF LAW 115

15.2.	CONSENT TO JURISDICTION 115

15.3.	WAIVER OF JURY TRIAL 116

15.4.	AGENT FOR SERVICE OF PROCESS 116

ARTICLE XVI GUARANTY	116

16.1.	Company Guaranty 116

16.2.	Foreign Subsidiary Borrower Guaranty 117

16.3.	Limitation on Obligations of Foreign Subsidiary Borrowers 118

16.4.	Keepwell 118

v

EXHIBITS

Exhibit A    -    [Reserved]
Exhibit B    -    Compliance Certificate
Exhibit C     -    Assignment and Acceptance
Exhibit D-1    -    Form of Increasing Lender Supplement
Exhibit D-2    -    Form of Augmenting Lender Supplement
Exhibit E-1    -    Note for Revolving Loans (if requested)
Exhibit E-2    -    Note for Term Loans (if requested)
Exhibit F     -    Form of Assumption Letter
Exhibit G    -    Form of UK Tax Certificate
Exhibit H     -    Form of Subsidiary Borrower Termination
SCHEDULES
Commitment Schedule
Pricing Schedule
Schedule 1.2        -    Initial Material Domestic Subsidiaries
Schedule 1.3        -    Initial Material Foreign Subsidiaries
Schedule 1.4        -    Initial Foreign Law Pledgors and Foreign Law Pledge Agreements
Schedule 1.5         -    Existing Sale and Leaseback Transactions
Schedule 2.19.13    -     Existing Letters of Credit
Schedule 4.1        -    List of Closing Documents
Schedule 5.7        -    Litigation
Schedule 5.8        -    Subsidiaries
Schedule 5.15        -    Insurance
Schedule 6.11        -    Indebtedness
Schedule 6.14        -    Investments
Schedule 6.15        -    Liens
Schedule 6.18        -    Contingent Obligations

FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT
This Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015, is among ACTUANT CORPORATION, a Wisconsin corporation, the FOREIGN SUBSIDIARY BORROWERS that are or may hereafter become party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., a national banking association, as LC Issuer and as Agent, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents, and KEYBANK NATIONAL ASSOCIATION, BMO HARRIS BANK N.A., SUNTRUST BANK and ROYAL BANK OF CANADA, as Documentation Agents.
WHEREAS, the Borrowers, the lenders party thereto and the Agent are currently party to the Fourth Amended and Restated Credit Agreement, dated as of July 18, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrowers, the Lenders and the Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;
WHEREAS, it is the intent of the parties hereto that this Agreement shall not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement shall amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrowers outstanding thereunder, which shall be payable in accordance with the terms hereof; and
WHEREAS, it is also the intent of the Borrowers, the Guarantors and the Foreign Law Pledgors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement, and including the Existing Credit Agreement, the “Existing Loan Documents”) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Closing Date, all references to the “Credit Agreement” contained in any such Existing Loan Documents shall be deemed to refer to this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE I

DEFINITIONS
1.1.    Defined Terms. As used in this Agreement:
“2012 Senior Note Indenture” means that certain Indenture, dated as of April 16, 2012, between the Company and the “Trustee” referred to therein, under which the Company has issued 5.625% senior unsecured notes in an original aggregate principal amount of $300,000,000 as of the Closing Date, as such Indenture may be amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the terms hereof.

“2012 Senior Notes” means the “Notes” as defined in the 2012 Senior Note Indenture, as such Notes may be amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the terms hereof.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the Eurocurrency Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Advance” means a borrowing hereunder consisting of Revolving Loans or Term Loans, as the case may be, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same currency and for the same Interest Period. The term “Advance” shall also include Swing Line Loans unless otherwise expressly provided.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means JPMorgan in its capacity as administrative agent and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.
“Agent Parties” is defined in Section 13.1(d).
“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Revolving Lenders.
“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders continuing or arising on the Closing Date, as reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment as of the Closing Date is $600,000,000.
“Agreed Currencies” means (a) Dollars and (b) so long as such currencies remain lawful and readily available and freely transferable and convertible into Dollars, Pounds Sterling and euro.
“Agreement” means this Fifth Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurocurrency Base Rate for a one month Interest Period denominated in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Base Rate for any day shall be based on the Eurocurrency Base Rate at approximately 11:00 a.m. (London time) on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Base Rate, respectively.
“Alternative Rate” has the meaning assigned to such term in Section 3.3(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees under Section 2.5(a) are accruing on the unused portion of the Aggregate Revolving Loan Commitment at such time as set forth in the Pricing Schedule.
“Applicable LC Sublimit” means (i) with respect to JPMorgan in its capacity as an LC Issuer under this Agreement and any Affiliates constituting LC Issuers, $30,000,000, (ii) with respect to Bank of America, N.A. in its capacity as an LC Issuer under this Agreement and any Affiliates constituting LC Issuers, $30,000,000, (iii) with respect to U.S. Bank National Association in its capacity as an LC Issuer under this Agreement and any Affiliates constituting LC Issuers, $30,000,000, (iv) with respect to Wells Fargo Bank, National Association in its capacity as an LC Issuer under this Agreement and any Affiliates constituting LC Issuers, $30,000,000 and (v) with respect to any other Person that becomes an LC Issuer pursuant to the terms of this Agreement, such amount as agreed to in writing by the Borrower, the Agent and such Person at the time such Person becomes an LC Issuer pursuant to the terms of this Agreement, as each of the foregoing amounts may be decreased or increased (but not in excess of $60,000,000) from time to time with the written consent of the Borrower, the Agent and the increasing or decreasing LC Issuer.
“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of Equity Interests of a Foreign Subsidiary to secure the Obligations of each Borrower to the extent a 100% pledge would cause a Deemed Dividend Problem; provided that, the Applicable Pledge Percentage with respect to the Equity Interests in ATU Hungary Holding Kft may, in the Agent’s sole discretion as reflected in the applicable Collateral Documents, be 100% of such Equity Interests held by Engineered Solutions, L.P.  (representing 65% of the issued and outstanding Equity Interests in ATU Hungary Holding Kft), 0% of such Equity Interests held by Actuant Hungary Holding Kft  and 0% of the Equity Interests of Actuant Hungary Holding Kft held by Engineered Solutions, L.P.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approximate Equivalent Amount” of any Foreign Currency with respect to any amount of Dollars shall mean the equivalent amount thereof in the applicable Foreign Currency using the Exchange Rate with respect to such Foreign Currency at the time in effect, rounded up to the nearest amount of such currency as determined by the Agent from time to time.
“Arranger” means each of (i) J.P. Morgan Securities LLC and its successors, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors, (iii) Wells Fargo Securities, LLC and its successors and (iv) U.S. Bank National Association and its successors, each in its capacity as a Joint Lead Arranger and Joint Bookrunner.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Asset Sale” means the sale, transfer or other disposition (by way of merger or otherwise) by the Company or any of the Subsidiaries to any Person (other than the Company or any Domestic Subsidiary Guarantor) of (a) any Equity Interest of any of the Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a person other than the Company or a Subsidiary) or (b) any other assets of the Company or any of the Subsidiaries, other than (i) dispositions of inventory, excess, damaged, obsolete or worn out equipment, scrap and Cash Equivalent Investments, in each case disposed of in the ordinary course of business and consistent with past practices, (ii) dispositions resulting in insurance proceeds or condemnation awards, (iii) dispositions between or among Foreign Subsidiaries or (iv) transfers of interests in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction or Permitted Factoring Transaction.
“Assumption Letter” means a letter of Applied Power Europa B.V. or Enerpac B.V., each a Dutch Subsidiary, addressed to the Lenders in substantially the form of Exhibit F hereto, pursuant to which such Subsidiary agrees to become a “Foreign Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, that any reference to Attributable Debt in respect of Sale and Leaseback transactions shall exclude the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the leases identified on Schedule 1.5 hereto in an aggregate amount not to exceed $35,000,000 at any time.
“Augmenting Lender” is defined in Section 2.5(c).
“Available Aggregate Revolving Loan Commitment” means, at any time, the Aggregate Revolving Loan Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.
“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services) and (e) letters of credit, bank guaranties and similar banking services to Foreign Subsidiaries of the Company.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Foreign Subsidiary Borrower, as applicable, and “Borrowers” means all of the foregoing.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.8.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan or a Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Foreign Currency and, if the Loans or Letters of Credit which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) shares of money market mutual funds having net assets in excess of $1,000,000,000, the investments of which are limited to one or more of the types of investments described in clauses (i) through (iv) above; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
“CFC” means a “controlled foreign corporation” within the meaning of section 957 of the Code.
“Change in Control” shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purpose of this clause (a) a person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation); (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; (c) the adoption of a plan relating to the liquidation or dissolution of the Company; (d) the merger or consolidation of the Company with or into another Person, or the sale of all or substantially all the assets of the Company to another Person; (e) any “Change in Control” or “Change of Control” as defined in any Subordinated Indebtedness Document occurs and as a result thereof the Company is required to prepay or repurchase, or make an offer to prepay or repurchase, such Subordinated Indebtedness, (f) any “Change of Control” (or other term of like effect) as defined in the 2012 Senior Note Indenture or as similarly defined in any other Senior Note Document or (g) the Company shall cease to own and control, directly or indirectly, 100% of the Equity Interests of any Foreign Subsidiary Borrower.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Charges” is defined in Section 9.16.
“Closing Date” means May 8, 2015.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” means the Property covered by the Collateral Documents, the Facility LC Collateral Account and any other Property, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations.
“Collateral Documents” means, collectively, the Security Agreement, the Foreign Law Pledge Agreements, the Intellectual Property Security Agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations or any guaranty of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.
“Collateral Release Date” means the date, if any, on which Liens on the Collateral are released as described in Section 6.21(f)(i)(ii).
“Collateral Shortfall Amount” is defined in Section 8.1.1.
“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commitment Supplement” means a supplement to this Agreement delivered by an Increasing Lender or an Augmenting Lender pursuant to Section 2.5(c) with respect to Incremental Term Loan Commitments or increases to the Revolving Loan Commitments, in either case, substantially in the form of Exhibit D-1 or D-2 hereto, as appropriate.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” is defined in Section 13.1(d).
“Company” means Actuant Corporation, a Wisconsin corporation, and its successors and assigns.
“Consolidated Assets” means at any time the assets of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus the sum of, to the extent deducted from revenues in determining Consolidated Net Income but without duplication, (i) Consolidated Interest Expense, (ii) provision for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) unrealized non-cash Net Mark-to-Market Exposure under Rate Management Transactions, (vi) restructuring charges in an aggregate amount not to exceed $30,000,000 during any four fiscal quarter period, (vii) non-cash impairment and long-term incentive plan charges, (viii) extraordinary losses, (ix) losses from sales of assets (other than inventory sold in the ordinary course of business), (x) any non-cash charges attributable to the expensing of stock options as required or recommended by the Financial Standards and Accounting Board, (xi) the write-off of deferred financing fees and any premium actually paid in connection with Specified Financing Transactions and (xii) any non-cash charges associated with the sale or discontinuance of assets, businesses or product lines, minus to the extent included in revenues in determining Consolidated Net Income, but without duplication, (i) extraordinary gains and (ii) gains from the sale of assets (other than inventory sold in the ordinary course of business).
“Consolidated Indebtedness” means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time; provided, however, that Consolidated Indebtedness shall exclude Senior Note Indebtedness or Subordinated Indebtedness evidenced by any indenture or other agreement if funds remain irrevocably deposited with the trustee under such indenture or other agreement in accordance with the terms thereof and in an amount sufficient to redeem all outstanding Indebtedness thereunder (including interest thereon) and all other sums due under such indenture or other agreement in accordance with the terms thereof (and, in the case of any Senior Note Indebtedness, such redemption is permitted by the terms hereof).
“Consolidated Interest Expense” means, with reference to any period, the interest expense (net of interest income) of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP, including financing costs in connection with a Qualified Receivables Transaction.
“Consolidated Net Income” means, for any period, (without duplication) the consolidated net after tax income (or loss) of the Company and its consolidated Subsidiaries (other than net income, if positive, of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or by-laws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary) determined in accordance with GAAP.
“Consolidated Operating Income” means, for any period, consolidated operating income of the Company and its consolidated Subsidiaries determined in accordance with GAAP.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.9.
“Credit Event” means (i) any Credit Extension or (ii) any payment made by the LC Issuer pursuant to one or more drawings under a Facility LC.
“Credit Extension” means the making of an Advance or the issuance or Modification of a Facility LC hereunder (including the reevidencing of Term Loans, Revolving Loans and/or Swing Line Loans and the deemed issuance of Existing Letters of Credit, in any such case, on the Closing Date).

“Credit Extension Date” means the Closing Date, the Borrowing Date for an Advance or the issuance date for a Facility LC.
“Credit Party” means the Agent, the LC Issuer, the Swing Line Lender or any other Lender.
“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary for United States federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
“Default” means an event described in Article VII.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.
“Disregarded Domestic Person” means a Subsidiary of the Company  incorporated under the laws of any jurisdiction in the United States and is a direct or indirect Subsidiary of a CFC.
“Dividend” with respect to any Person means that such Person has declared or paid a dividend or returned any equity capital to its holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its Equity Interests (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Equity Interests of such Person (or any options or warrants issued by such Person with respect to its Equity Interests) or, in any such case, entered into any transaction having a substantially similar effect. Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
“Dollar” and “$” means the lawful currency of the United States of America.

“Dollar Amount” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Agent pursuant to Section 2.1(d) using the Exchange Rate with respect to such Foreign Currency at the time in effect.
“Domestic Subsidiary” means a Subsidiary of the Company incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia and that is not a Disregarded Domestic Person.
“Domestic Subsidiary Guarantor” means each Domestic Subsidiary that is party to the Subsidiary Guaranty. The initial Domestic Subsidiary Guarantors on the Closing Date are identified as such in Schedule 1.2 hereto.
“Domestic Subsidiary Guaranty” means that certain Fifth Amended and Restated Subsidiary Guaranty, dated as of the Prior Closing Date, executed by the Domestic Subsidiary Guarantors in favor of the Agent, for the benefit of the Holders of Secured Obligations, as it may be amended, restated, supplemented or modified and in effect from time to time, pursuant to which the Domestic Subsidiary Guarantors have jointly and severally guaranteed payment of the Secured Obligations when due.
“Dutch Borrower” means, from and after the date on which it may become a party hereto after the Closing Date pursuant to Section 2.24.1, (i) Applied Power Europa B.V. and/or (ii) Enerpac B.V., each a Dutch Subsidiary and in each case, unless such Subsidiary has ceased to constitute a Foreign Subsidiary Borrower pursuant to Section 2.24.2.
“Dutch Borrower Amendment” is defined in Section 2.24.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act 2007 (Wet op het Financieel Toezicht 2007), as amended from time to time.
“Dutch Subsidiary” means a Subsidiary of the Company organized under the laws of the Netherlands.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Commission.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including (i) e-mail, (ii) e-fax, (iii) Intralinks®, ClearPar®, Debt Domain, Syndtrak and (iv) any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent and the LC Issuer and any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv)

the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equity Interests” means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company, association or business entity, any and all shares, interests, participations, ownership or voting rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Establishment” means in respect of any Person, any place of operations where such Person carries out a non-transitory economic activity with human means and goods, assets or services.
“EU” means the European Union.
“euro” and/or “EUR” means the single currency of the participating member states of the EU.
“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such Agreed Currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case, the “LIBOR Screen Rate”) at approximately 11:00 a.m. London time, on the Quotation Day for such currency and Interest Period; provided that if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, the Eurocurrency Base Rate shall be the Interpolated Rate at such time, subject to Section 3.3; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurocurrency Base Rate” shall be subject to Section 3.3(a).
“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch or affiliate of the Agent, specified from time to time as the “Eurocurrency Payment Office” for such Agreed Currency by the Agent to the Borrowers and each Lender.
“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum equal to the sum of (i) the Adjusted Eurocurrency Base Rate for such Interest Period plus (ii) the Applicable Margin.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., local time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such Foreign Currency on the London market at 11:00 a.m., local time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Exchange Rate Date” means, if on such date any outstanding Revolving Loan or Facility LC is (or any Revolving Loan or Facility LC that has been requested at such time would be) denominated in a currency other than Dollars, each of:
(a)     the last Business Day of each calendar quarter,
(b)     each date (with such date to be reasonably determined by the Agent) that is on or about the date of (i) a Borrowing Notice or a Conversion/Continuation Notice with respect to Revolving Loans or (ii) each request for the issuance or Modification of any Facility LC or the extension of any Swing Line Loan, and
(c)    if a Default has occurred and is continuing, any other Business Day designated as an Exchange Rate Date by the Agent in its sole discretion.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (a) taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, and (b) taxes imposed by FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” is defined in the Recitals to this Agreement.

“Existing Foreign Law Pledge Agreement” is defined in Section 6.21(g).
“Existing Loan Documents” is defined in the Recitals to this Agreement.
“Existing Loans” means, collectively, the Existing Term Loans and the Existing Revolving Loans.
“Existing Letters of Credit” is defined in Section 2.19.13.
“Existing Revolving Loans” is defined in Section 2.1(a).
“Existing Term Loans” is defined in Section 2.2(a).
“Facility LC” is defined in Section 2.19.1.
“Facility LC Application” is defined in Section 2.19.3.
“Facility LC Collateral Account” is defined in Section 2.19.11.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” of any corporation means the chief financial officer, principal accounting officer, treasurer or controller of such corporation.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
“Foreign Currency” means any Agreed Currency other than Dollars.
“Foreign Law Pledge Agreement” means any pledge agreement governed by the applicable local law with respect to a Material Foreign Subsidiary, a Foreign Subsidiary Borrower or any other Foreign Subsidiary the Equity Interests of which are required to be pledged hereunder or were pledged (or the pledge of which was reaffirmed) pursuant to the Existing Credit Agreement, in a form reasonably acceptable to the

Agent, in each case, as it may be amended, restated, supplemented or modified and in effect from time to time. The initial Foreign Law Pledge Agreements in effect as of the Closing Date are set forth on Schedule 1.4 hereto.
“Foreign Law Pledgor” means the Company and each Subsidiary that has executed a Foreign Law Pledge Agreement prior to the Closing Date or executes a Foreign Law Pledge Agreement pursuant to Section 6.21(b). The initial Foreign Law Pledgors on the Closing Date are identified as such in Schedule 1.4 hereto.
“Foreign Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” means any Dutch Borrower or UK Borrower.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guaranteed Subsidiary Obligations” is defined in Article XVI.
“Guarantor” means any Subsidiary Guarantor or the Company in its capacity as a guarantor under its Guaranty in Article XVI hereof.
“Guaranty” means any Subsidiary Guaranty or the guaranty of the Company set forth in Article XVI hereof.
“Historical Financial Statements” is defined in Section 4.1(a)(viii).
“Holders of Secured Obligations” means (i) the holders of the Secured Obligations from time to time, including, without limitation, the Agent, each Arranger, the Lenders, the LC Issuer, the Swing Line Lender and each of their respective Affiliates and including each Lender (or Affiliate thereof) in respect of all Rate Management Obligations and Banking Services Obligations of the Company or any of its Subsidiaries owing to such Lender (or Affiliate) and (ii) each such holder’s respective successors, transferees and assigns.

“Holiday Quarter” means any quarter for which the Leverage Ratio shall be permitted to be up to 4.25 to 1.00 in accordance with the parameters set forth in 6.19.1(a), or 4.00 to 1.00 in accordance with the parameters set forth in Section 6.19.1(b).
“Impacted Interest Period” is defined in the definition of “Eurocurrency Base Rate.”
“Increasing Lender” is defined in Section 2.5(c).
“Incremental Term Loan” is defined in Section 2.5(c).
“Incremental Term Loan Amendment” is defined in Section 2.5(c).
“Incremental Term Loan Commitment” is defined in the definition of “Term Loan Commitment.”
“Indebtedness” of a Person means (without duplication) such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Receivables Transaction Attributed Indebtedness, (viii) reimbursement obligations with respect to standby Letters of Credit, including contingent reimbursement obligations with respect to undrawn standby Letters of Credit, (ix) Net Mark-to-Market Exposure under Rate Management Transactions, (x) all liabilities and obligations of the types described in the preceding clauses (i) through (ix) of any other Person that such Person has assumed or guaranteed or that are secured by a Lien on any Property of such Person (provided that if any such liability or obligation of such other Person is not the legal liability of such Person, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such liability or obligation and (2) the book value of such Person’s Property securing such liability or obligation) and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. The Indebtedness of such Person shall include the Indebtedness of any partnership in which such Person is a general partner.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Initial Term Loan” is defined in Section 2.2(b).
“Initial Term Loan Commitment” is defined in the definition of “Term Loan Commitment”.
“Intellectual Property Security Agreements” means the intellectual property security agreements as the Company or any Domestic Subsidiary Guarantor may from time to time make in favor of the Agent for the benefit of the Holders of Secured Obligations, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Interest Coverage Ratio” means, at any date of determination, for the period of four consecutive fiscal quarters of the Company most recently ended as of such date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense calculated for the Company and its Subsidiaries on a consolidated basis. For purposes of this definition, if at any time the Interest Coverage Ratio is being determined the Company or any Subsidiary shall have completed a Permitted Acquisition or an Asset Sale since the beginning of the relevant four fiscal quarter period, the Interest Coverage Ratio shall be determined on a pro forma basis reasonably acceptable to the Agent after giving effect to such Acquisition or Asset Sale, as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or, if deposits in the relevant Agreed Currency in the Eurocurrency interbank market are available to all Revolving Lenders (in the case of Revolving Loans) or Term Loan Lenders (in the case of Term Loans) for such period, as determined by each such Lender in its sole discretion, twelve months) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or, if applicable, twelve months) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or, if applicable, twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or, if applicable, twelfth) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Latest Maturity Date” means latest of (i) the stated Revolving Loan Termination Date or (ii) any later maturity date with respect to any tranche of Incremental Term Loans issued hereunder.
“LC Fee” is defined in Section 2.19.4.
“LC Issuer” means (i) each of JPMorgan, Bank of America, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association (or any subsidiary or affiliate of such Person), each in its separate capacity as an issuer of Facility LCs hereunder with respect to each Facility LC issued or deemed issued upon the Company’s request and (ii) any other Lender selected by the Company with the consent of such Lender and the Agent in such Lender’s separate capacity as an issuer of Facility LCs hereunder with respect to any and all Facility LCs issued or deemed issued by such Lender in its sole discretion upon the Company’s request. All references contained in this Agreement and the other Loan Documents to “the LC

Issuer” shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Facility LCs issued by each such institution.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated Dollar Amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid Dollar Amount at such time of all Reimbursement Obligations. The LC Obligations of any Lender at any time shall be its Revolving Loan Pro Rata Share of the total LC Obligations at such time.
“LC Payment Date” is defined in Section 2.19.5.
“Lenders” means the Revolving Lenders, the Term Loan Lenders and, unless otherwise specified, the Swing Line Lender and each LC Issuer.
“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent provided on an administrative questionnaire furnished to the Agent or otherwise selected by such Lender or the Agent pursuant to Section 2.17.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended as of such date. As of the end of any fiscal quarter (excluding any Holiday Quarter), the Company may use Net Consolidated Indebtedness instead of Consolidated Indebtedness to determine the Leverage Ratio; provided that as of such date of determination no Loans (other than Term Loans) are outstanding under this Agreement. For purposes of this definition, if at any time the Leverage Ratio is being determined the Company or any Subsidiary shall have completed a Permitted Acquisition or an Asset Sale since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be determined on a pro forma basis reasonably acceptable to the Agent after giving effect to such Acquisition or Asset Sale, as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“LIBOR Screen Rate” is defined in the definition of “Eurocurrency Base Rate”.
“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a Revolving Loan, a Term Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.13, the Collateral Documents and the Guarantees.
“Loan Party” means each Borrower, each Guarantor and each Foreign Law Pledgor.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.
“Material Domestic Subsidiary” means (i) any Domestic Subsidiary directly holding any Equity Interest in a Material Foreign Subsidiary, (ii) any Domestic Subsidiary directly or indirectly holding any Equity Interest in a Foreign Subsidiary Borrower or (iii) any Domestic Subsidiary (on a consolidated basis with its Subsidiaries) either (a) having assets (other than Equity Interests in Material Foreign Subsidiaries) which represent 7.5% or more of the Consolidated Assets of the Company and its Subsidiaries or (b) responsible for 7.5% or more of the Consolidated Operating Income of the Company and its Subsidiaries. “Material Domestic Subsidiary” shall not include any special-purpose Subsidiary created to engage solely in a Qualified Receivables Transaction. Schedule 1.2 lists all of the Company’s Material Domestic Subsidiaries and their respective jurisdictions of organization as of the Closing Date.
“Material Foreign Subsidiary” means any Foreign Subsidiary any Equity Interests of which are held by the Company or by any Domestic Subsidiary and that, on a consolidated basis with its Subsidiaries, directly or indirectly, either (a) has assets which represent 10% or more of the Consolidated Assets of the Company and its Subsidiaries or (b) is responsible for 10% or more of the Consolidated Operating Income of the Company and its Subsidiaries. Schedule 1.3 lists all of the Company’s Material Foreign Subsidiaries and their respective jurisdictions of organization as of the Closing Date.
“Material Indebtedness” means Indebtedness (other than Rate Management Obligations) in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Material Subsidiary” means (i) any Subsidiary, or group of Subsidiaries on a combined basis, that constitutes a Substantial Portion of the Property of the Company and its Subsidiaries or (ii) any Subsidiary that, directly or indirectly, holds any Equity Interest in a Foreign Subsidiary Borrower.
“Maximum Foreign Currency Amount” means $250,000,000.
“Maximum Foreign Subsidiary Borrower Amount” means $250,000,000.
“Maximum Rate” is defined in Section 9.16.
“Modify” and “Modification” are defined in Section 2.19.1.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Multiple Employer Plan” means a Plan that has two or more contributing sponsors (including the Company or any member of the Controlled Group) at least two of whom are not under common control, as such plan is described in Sections 4062 and 4064 of ERISA.
“Net Cash Proceeds” means, with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds) and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which to the extent permitted hereunder and under the Collateral Documents is secured by the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset).
“Net Consolidated Indebtedness” means at any time (i) Consolidated Indebtedness minus (ii) the Qualified Cash Amount.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).
“Non-U.S. Lender” is defined in Section 3.5.4.
“Note” is defined in Section 2.13.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents (excluding the Parallel Debt). The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed or allowable), and any other sum chargeable to the Borrowers or any other Loan Party under this Agreement or any other Loan Document.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Other Connection Taxes” means, with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” is defined in Section 3.5.2 and excludes UK Tax.
“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Revolving Loan Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Revolving Loan Pro Rata Share of the LC Obligations at such time.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Parallel Debt” is defined in Section 10.17.1.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participants” is defined in Section 12.2.1.
“Participant Register” is defined in Section 12.2.1.
“Payment Date” means the first day of each March, June, September and December of each year.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Company or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is reasonably related to industrial manufacturing and distribution (including the rental of industrial equipment and the provision of services related to industrial equipment), (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (e) the Company shall have furnished to the Agent a certificate demonstrating in reasonable detail compliance with the financial covenants contained in Section 6.19 for such period (in the case of Section 6.19.1, using the Leverage Ratio level that will be applicable at the end of the fiscal quarter in which such Acquisition occurs in light of the circumstances at such time) in each case, calculated on a pro forma basis reasonably acceptable to the Agent after giving effect to such Acquisition, which calculations shall be made in good faith by a Financial Officer in a manner consistent with Regulation S-X of the Exchange Act or shall otherwise be reasonably identifiable and factually supportable, as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period, and (f) if such Acquisition is a Specified Acquisition, the Company shall have furnished to the Agent reasonably detailed projections of calculations of the financial covenants contained in Sections 6.19.1 and 6.19.2 on a pro forma basis reasonably acceptable to the Agent after giving effect to such Acquisition, which calculations shall be made in good faith by a Financial Officer in a manner consistent with Regulation S-X of the Exchange Act or shall otherwise be reasonably identifiable and factually supportable, for the then-current fiscal quarter and the following three fiscal quarters that demonstrate projected compliance with such covenants for such periods.
“Permitted Factoring Transaction” means (a) a sale by the Company or any Subsidiary of accounts receivable pursuant to an accelerated payment program established by a customer of the Company or such Subsidiary or (b) any other sale by any Foreign Subsidiary to any Person of accounts receivable or notes receivable; provided, that the aggregate face amount of accounts receivable and notes receivable subject to all such sales does not exceed during any fiscal year the greater of (x) 2.5% of Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal year) and (y) $60,000,000.
“Permitted Refinancing Subordinated Indebtedness” means any replacement, renewal, refinancing or extension of any Subordinated Indebtedness permitted by this Agreement with Subordinated Indebtedness (subject to the terms and conditions set forth in the definition thereof) that (i) does not exceed the aggregate principal amount the Subordinated Indebtedness being replaced, renewed, refinanced or extended and (ii) does not have a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due before the earlier of (a) the date 180 days after the Latest Maturity Date or (b) the date of any comparable principal payment under the terms of the Subordinated Indebtedness being replaced, renewed, refinanced or extended.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.
“Platform” means Debt Domain, Intralinks®, Syndtrak, ClearPar® or a substantially similar electronic transmission system.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Pricing Leverage Ratio” is defined in the Pricing Schedule.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prior Closing Date” means July 18, 2013.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Loan Commitment and Term Loans at such time by (ii) the sum of the Aggregate Revolving Loan Commitment and the aggregate amount of all of the Term Loans at such time; provided, however, that if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) the sum of such Lender’s Outstanding Revolving Credit Exposure and Term Loans at such time by (b) the sum of the Aggregate Outstanding Revolving Credit Exposure and the aggregate amount of all of the Term Loans at such time; provided, further, that in the case of Section 2.21, when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Revolving Loan Commitment and Term Loans (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment and Term Loans. If the Revolving Loan Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Purchasers” is defined in Section 12.3.1.
“Qualified Cash Amount” means an amount equal to the excess of (a) the sum of (i) 100% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company and its Domestic Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15 and (ii) 75% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company’s Foreign Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15 over (b) $5,000,000.
“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Person that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, are reasonably acceptable to the Agent and the Required Lenders and (ii) the Indebtedness and/or Receivables Transaction Attributed Indebtedness incurred in respect of all such transactions or series of transactions does not exceed 7.5% of Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal quarter) at any time outstanding.
“Quotation Day” means, with respect to any Eurocurrency Advance and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Agent; provided, that (i) if the currency is Pounds Sterling, the Quotation Day shall be the first day of such Interest Period and (ii) if the currency is euro, the Quotation Day shall be the day that is two (2) TARGET2 Days before the first day of such Interest Period.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means the principal London (or other applicable) offices of JPMorgan and such other banks as may be appointed by the Agent in consultation with the Borrower. No Lender shall be obligated to be a Reference Bank without its consent.
“Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
“Required Lenders” means Lenders in the aggregate having greater than 50% of the sum of (i) the unused Aggregate Revolving Loan Commitment, (ii) the Aggregate Outstanding Revolving Credit Exposure and (iii) the Term Loans at such time.
“Required Revolving Lenders” means Revolving Lenders in the aggregate having greater than 50% of the sum of the unused Aggregate Revolving Loan Commitment and the Aggregate Outstanding Revolving Credit Exposure at such time.
“Revolving Lender” means any lending institution listed on the Commitment Schedule or in any Commitment Supplement delivered hereunder having a Revolving Loan Commitment, and its respective successors and assigns.
“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
“Revolving Loan Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender from and after the Closing Date to make Revolving Loans to the Borrowers, and participate in Facility LCs issued upon the application of and Swing Line Loans made at the request of the Company, in an aggregate amount not exceeding the amount set forth on the Commitment Schedule or in any Commitment Supplement delivered pursuant to Section 2.5(c), as such Revolving Loan Commitment may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.
“Revolving Loan Facility” means the portion of the credit facility evidenced by this Agreement consisting of the several Revolving Loans, Swing Line Loans and Facility LCs.
“Revolving Loan Pro Rata Share” means, at any time, with respect to any Revolving Lender, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment at such time by (ii) the Aggregate Revolving Loan Commitment at such time; provided, however, that if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Revolving Loan Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Revolving Credit Exposure at such time by (b) the Aggregate Outstanding Revolving Credit Exposure at such time; provided, further, that in the case of Section 2.21, when a Defaulting Lender shall exist, “Revolving Loan Pro Rata Share” shall mean the percentage of the total Revolving Loan Commitments (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment. If the Revolving Loan Commitments have terminated or expired, the Revolving Loan Pro Rata Share shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Revolving Loan Termination Date” means May 8, 2020, or any earlier date on which the Aggregate Revolving Loan Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Secured Obligations” means, collectively, (i) the Obligations and (ii) subject to the proviso below, all Rate Management Obligations and Banking Services Obligations owing by the Company or any of its Subsidiaries to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support) any Excluded Swap Obligations of such Loan Party for purposes of determining the obligations of any Loan Party.
“Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of the Prior Closing Date, executed by the Company and the Domestic Subsidiary Guarantors in favor of the Agent, for the benefit of the Holders of Secured Obligations, as may be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Senior Note Indebtedness” means (i) Indebtedness of the Company under the 2012 Senior Note Indenture and the 2012 Senior Notes and (ii) any other senior unsecured Indebtedness of the Company or its Subsidiaries under any notes or convertible notes permitted hereunder and issued under an indenture, loan agreement, note purchase agreement or similar governing instrument or document in a registered public offering or a Rule 144A or other private placement transaction; provided, that no such Indebtedness shall (i) have a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due before the date 91 days after the Latest Maturity Date or (ii) prohibit, restrict or impose any condition upon the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Agent to secure the Secured Obligations.

“Senior Notes” means, collectively (i) the 2012 Senior Notes and (ii) any other senior unsecured notes or convertible notes evidencing Senior Note Indebtedness permitted hereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the terms hereof.
“Senior Note Documents” means the (i) the 2012 Senior Notes and the 2012 Senior Notes Indenture and (ii) any other Senior Notes or any indenture, loan or purchase agreement governing such other Senior Notes and any other documents delivered pursuant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the terms hereof.
“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person is otherwise able to pay its debts as they fall due. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
“Specified Acquisition” means a Permitted Acquisition with respect to which the aggregate consideration provided by the Company and its Subsidiaries is equal to or greater than $75,000,000.
“Specified Financing Transactions” means collectively, (a) the execution and delivery of the Loan Documents, and (b) the execution and delivery of documentation evidencing Senior Note Indebtedness or Subordinated Note Indebtedness of the Company incurred pursuant to Section 6.11(xiv) and the issuance of such Indebtedness.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means Indebtedness of the Company, the payment of which is subordinated to payment of the Obligations and all of the terms and conditions of which are reasonably acceptable to the Agent (including the absence of a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due before at least 180 days after the Latest Maturity Date), provided that, for the avoidance of doubt, unsecured Indebtedness that is not contractually subordinated to payment of the Obligations shall not constitute Subordinated Indebtedness.
“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the terms hereof.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Borrower Termination” means a Subsidiary Borrower Termination in substantially the form of Exhibit H hereto.
“Subsidiary Guarantor” means each of the Initial Guarantors, each Domestic Subsidiary Guarantor and each Foreign Subsidiary that delivers a Subsidiary Guaranty.
“Subsidiary Guaranty” means the Domestic Subsidiary Guaranty or any other guaranty executed and delivered by a Domestic Subsidiary pursuant to Section 6.21 or by a Foreign Subsidiary Borrower pursuant to Section 6.21 or 16.2.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the Consolidated Assets of the Company and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
“Swing Line Borrowing Notice” is defined in Section 2.4.2.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Revolving Loan Pro Rata Share of the total Swing Line Exposure at such time.
“Swing Line Lender” means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
“Swing Line Loan” means a Loan made available to the Company by the Swing Line Lender pursuant to Section 2.4.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Agent to be a suitable replacement) for the settlement of payments in euro.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed on or with respect to any payment made by the Loan Parties under any Loan Document, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes, Other Taxes and UK Taxes.
“Term Loan” means each Initial Term Loan and each Incremental Term Loan, and “Term Loans” means all such Loans collectively.
“Term Loan Commitment” means, for each Term Loan Lender, the obligation of such Term Loan Lender (a) to continue to make term loans outstanding under the Existing Credit Agreement available to the Company and/or to make supplemental Term Loans to the Company on the Closing Date, in an aggregate amount set forth on the Commitment Schedule (an “Initial Term Loan Commitment”) or (b) to make Incremental Term Loans to the Company on any future Borrowing Date designated with respect to a tranche of Incremental Term Loans in an aggregate amount equal to the amount set forth in any Commitment Supplement delivered pursuant to Section 2.5(c) (an “Incremental Term Loan Commitment”), as any such Term Loan Commitment may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof. As of the Closing Date, the aggregate amount of the Initial Term Loan Commitments is $300,000,000.
“Term Loan Facility” means the portion of the credit facility evidenced by this Agreement consisting of the Term Loans.
“Term Loan Lender” means any lending institution listed on the Commitment Schedule or in any Commitment Supplement delivered hereunder as having a Term Loan Commitment, and its respective successors and assigns.
“Term Loan Pro Rata Share” means, with respect to any Term Loan Lender, the percentage obtained by dividing (i) such Lender’s Term Loans at such time by (ii) the aggregate amount of the Term Loans at such time.
“Transferee” is defined in Section 12.4.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Borrower” means each of Actuant Limited and Actuant Finance Limited, each a UK Subsidiary, in each case, unless such Subsidiary has ceased to constitute a Foreign Subsidiary Borrower pursuant to Section 2.24.2.
“UK Insolvency Event” means:

(a)    a UK Relevant Entity is unable or admits in writing its inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(b)    the value of the assets of any UK Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);
(c)    a moratorium is declared in respect of any indebtedness of any UK Relevant Entity;
(d)    any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity (other than a solvent liquidation or reorganisation that is not a Borrower or Guarantor);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii)
the appointment of a liquidator (other than a solvent liquidation or reorganisation that is not a Borrower or Guarantor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of its assets; or

(iv)	enforcement of any security over any assets of any UK Relevant Entity, or any analogous procedure or step is taken in any jurisdiction; provided, that this paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement; and
(e)    any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Relevant Entity having an aggregate value of $10,000,000 and is not discharged within 30 days;
provided, that paragraphs (a), (b), (c), (d)(ii) and (d)(iv) of this definition shall not apply to any UK Relevant Entity that is not a UK Borrower or UK Subsidiary.
“UK Relevant Entity” means any UK Borrower, any UK Subsidiary that is a Material Subsidiary, or any Borrower or Material Subsidiary capable of becoming the subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.
“UK Subsidiary” means a Subsidiary of the Company organized under the laws of England and Wales.
“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government of the United Kingdom.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.
“Voting Stock” means any class or classes of capital stock of the Company pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of the Company.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
1.2.    Terms Generally.
1.2.1.    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
1.2.2.    In this agreement, where it relates to a Dutch entity, a reference to: (i) a lien or security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht), (ii) a bankruptcy or insolvency (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (iii) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend, (iv) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990), (v) a receiver includes a curator and (vi) a custodian includes a bewindvoerder.
1.3.    Amendment and Restatement of the Existing Credit Agreement.
The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred under and as defined in the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof:
(a)    all references in the Existing Loan Documents to the “Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Agent, this Agreement and the Loan Documents, respectively;
(b)    the Existing Letters of Credit which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement;
(c)    all obligations constituting “Secured Obligations” (under and as defined in the Existing Credit Agreement) (other than, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Secured Obligations under this Agreement and the other Loan Documents;
(d)    each of the Borrowers, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Borrower grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the Existing Loan Documents, hereby each (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Existing Loan Documents to which it is a party, (ii) to the extent such Borrower granted liens on or security interests in any of its properties pursuant to any of the Existing Loan Documents, hereby ratifies and reaffirms such grant of security (and any filings with Governmental Authorities made in connection therewith) and confirms that such liens and security interests continue to secure the Secured Obligations (other than Excluded Swap Obligations of such Borrower), including, without limitation, all additional Obligations resulting from or incurred pursuant to this Agreement and (iii) to the extent such Borrower guaranteed, was jointly or severally liable, or provided other accommodations with respect to, the “Secured Obligations” under and as defined in the Existing Credit Agreement or any portion thereof pursuant to any of the Existing Loan Documents, hereby ratifies and reaffirms such guaranties, liabilities and other accommodations;
(e)    notwithstanding any provisions to the contrary in the Existing Credit Agreement, the Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that (i) each such Lender’s Outstanding Revolving Credit Exposure hereunder reflects such Lender’s Revolving Loan Pro Rata Share of the Aggregate Outstanding Revolving Credit Exposure on the Closing Date and (ii) each such Lender’s outstanding Term Loans hereunder reflect such Lender’s Term Loan Pro Rata Share of the Initial Term Loans outstanding on the Closing Date; and
(f)    the Company hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 3.4 hereof.
ARTICLE II
THE CREDITS

2.1.    Revolving Loans.
(g)    Existing Revolving Loans. Prior to the Closing Date, certain “Revolving Loans” were made to the Borrowers under (and as defined in) the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Revolving Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrowers and each of the Lenders agree that on the Closing Date but subject to the satisfaction of the conditions precedent set forth in Article IV and the reallocation and other transactions described in Section 1.3, the Existing Revolving Loans shall be reevidenced as Revolving Loans under this Agreement and the terms of the Existing Revolving Loans shall be restated in their entirety and shall be evidenced by this Agreement.
(h)    Commitments. From and including the Closing Date and prior to the Revolving Loan Termination Date, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement and subject to Section 2.7(b)(ii) and 2.7(d), to (i) make Revolving Loans to the Borrowers in Agreed Currencies and (ii) participate in Facility LCs issued and Swing Line Loans made upon the request of the Company, in each case, in a Dollar Amount not to exceed in the aggregate at any one time outstanding its Revolving Loan Pro Rata Share of the Available Aggregate Revolving Loan Commitment, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) such Lender’s Outstanding Revolving Credit Exposure shall not exceed its Revolving Loan Commitment, and the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Loan Commitment, (ii) the aggregate outstanding principal Dollar Amount of all Eurocurrency Advances and LC Obligations in Foreign Currencies shall not exceed the Maximum Foreign Currency Amount and (iii) the aggregate outstanding principal Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers shall not exceed the Maximum Foreign Subsidiary Borrower Amount. Subject to the terms of this Agreement, a Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The Revolving Loan Commitment of each Revolving Lender shall expire on the Revolving Loan Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
(i)    Repayment of Revolving Loans. On the Revolving Loan Termination Date, each Borrower shall repay in full the outstanding principal balance of its Revolving Loans and all other unpaid Obligations owing by such Borrower to the Revolving Lenders.
2.2.    Term Loans.
(j)    Existing Term Loans. Prior to the Closing Date, certain “Term Loans” were made to the Borrowers under (and as defined in) the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Term Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrowers and each of the Lenders agree that on the Closing Date but subject to the satisfaction of the conditions precedent set forth in Article IV and the reallocation and other transactions described in Section 1.3, the Existing Term Loans shall be reevidenced as a portion of the Initial Term Loans under this Agreement.
(k)    Initial Term Loan Commitments. Each Term Loan Lender severally agrees, on the terms and conditions set forth in this Agreement, on the Closing Date to continue to make available Existing Term Loans and/or to make supplemental term loans (in such proportions as the Agent shall require), in Dollars, to the Company in an amount equal to such Term Loan Lender’s respective Initial Term Loan Commitment (all such term loans made or made available on the Closing Date being referred to collectively as the “Initial Term Loans”). The Initial Term Loan Commitment of each Term Loan Lender shall expire on the Closing Date.
(l)    Incremental Term Loan Commitments. Each Term Loan Lender severally agrees, on the terms and conditions set forth in this Agreement, on each Borrowing Date with respect to a tranche of Incremental Term Loans requested pursuant to Section 2.5(c), to make a term loan, in Dollars, to the Company in an amount equal to such Term Loan Lender’s respective Incremental Term Loan Commitment as in effect on such date. The Incremental Term Loan Commitment of each Term Loan Lender shall expire on the Borrowing Date designated for such Incremental Term Loan in accordance with Section 2.5(c).
(m)    Repayment of Term Loans.

(i)
Repayment of the Term Loans. The Initial Term Loans shall be repaid in (A) consecutive quarterly installments, commencing with the calendar quarter ending June 30, 2016 and continuing for each calendar quarter thereafter through the Revolving Loan Termination Date, and (B) one (1) final installment on the Revolving Loan Termination Date. Each payment described in the foregoing clause (A) shall be due and payable on the last Business Day of the applicable calendar quarter. The Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. The installment for each calendar quarter with respect to the Initial Term Loans shall be in the amounts set forth below opposite the last day of such calendar quarter:

Calendar Quarter Ended:	Installment Amount Due:

June 30, 2016	$3,750,000
September 30, 2016	$3,750,000
December 31, 2016	$3,750,000
March 31, 2017	$3,750,000
June 30, 2017	$7,500,000
September 30, 2017	$7,500,000
December 31, 2017	$7,500,000
March 31, 2018	$7,500,000
June 30, 2018	$7,500,000
September 30, 2018	$7,500,000
December 31, 2018	$7,500,000
March 31, 2019	$7,500,000
June 30, 2019	$7,500,000
September 30, 2019	$7,500,000
December 31, 2019	$7,500,000
March 31, 2020	$7,500,000
Revolving Loan Termination Date	$195,000,000

The unpaid principal balance of the Term Loans shall be due and payable in full on the Revolving Loan Termination Date. No installment of any Term Loan shall be reborrowed once repaid.

(ii)
Voluntary Prepayments. In addition to the scheduled payments on the Term Loans, the Company may make the voluntary prepayments described in Section 2.7(a), with such prepayments applied ratably to reduce all outstanding installments under the Term Loans.

2.3.    Ratable Loans; Types of Advances. Each Advance of Revolving Loans hereunder (but not any Swing Line Loan) shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Revolving Loan Pro Rata Shares. Each Advance of Term Loans hereunder shall consist of Term Loans made from the several Term Loan Lenders ratably in proportion that respective Term Loan Commitments bear to the Term Loan Commitments of all such Term Loan Lenders. The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Company in accordance with Section 2.4.
2.4.    Swing Line Loans.
2.4.1.    Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.3 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the Closing Date and prior to the Revolving Loan Termination Date, the Swing Line Lender (x) shall agree to, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Company from time to time, in Dollars, in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding and (y) may, in its sole discretion, make additional Swing Line Loans to the Company from time to time, in Dollars, in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding provided that subject to Section 2.7(b)(ii) and 2.7(d), the Aggregate Outstanding Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Loan Commitment, and provided further that at no time shall the sum of (i) the Swing Line Loans, plus (ii) the Dollar Amount of the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Revolving Loan Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loan Termination Date.
2.4.2.    Borrowing Notice. The Company shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate or such other rate as separately agreed between the Swing Line Lender and the Company, as provided in Section 2.10.
2.4.3.    Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall or may, in its sole discretion, in accordance with Section 2.4.1, make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Company on the Borrowing Date at the Agent’s aforesaid address. If the Swing Line Lender elects, in its sole discretion in accordance with Section 2.4.1, not to make such Swing Line Loan, the Swing Line Lender shall promptly notify the Agent, and the Agent shall promptly notify the Company and each Lender.
2.4.4.    Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Company on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the tenth (10th) Business Day after the Borrowing Date of any Swing Line Loan, by notice to the Agent not later than 10:00 a.m. (Chicago Time) on any Business Day, require each Revolving Lender (including the Swing Line Lender) to make a Revolving Loan in Dollars in the amount of such Revolving Lender’s Revolving Loan Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Promptly upon receipt of such notice, the Agent shall give notice thereof to each Revolving Lender, specifying in such notice the amount of the Revolving Loan to be made by such Revolving Lender in connection with such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.4.4, each Revolving Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Revolving Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.3 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or (d) any other circumstances, happening or event whatsoever. In the event that any Revolving Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, such Revolving Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loan Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

2.5.    Commitment Fee; Reduction in Aggregate Revolving Loan Commitment; Expansion Option.
(a)    Commitment Fee. The Company agrees to pay to the Agent for the account of each Revolving Lender according to its Revolving Loan Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Loan Commitment from the Closing Date to and including the Revolving Loan Termination Date, payable on each Payment Date hereafter and on the Revolving Loan Termination Date. Swing Line Loans shall not count as usage of the Aggregate Revolving Loan Commitment for the purpose of calculating the commitment fee due hereunder.
(b)    Reduction in Aggregate Revolving Loan Commitment. The Borrowers may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Revolving Lenders in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Credit Extensions hereunder.
(c)    Expansion Option.
(i)    The Company may from time to time elect to increase the Aggregate Revolving Loan Commitment or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum amounts of $10,000,000 and increments of $5,000,000 so long as, after giving effect thereto, the aggregate amount of such increases in the Aggregate Revolving Loan Commitment and all such Incremental Term Loans does not exceed $450,000,000. The Company may arrange for any such increase or tranche to be provided by one or more existing Lenders (each existing Lender so agreeing to an increase in its Revolving Loan Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities, other than any Ineligible Institution (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Loan Commitments, or to participate in such Incremental Term Loans, or extend Revolving Loan Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Agent and, in the case of an increase to the Aggregate Revolving Loan Commitments, the LC Issuers and Swing Line Lender (which consent shall not be unreasonably withheld or delayed), and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit D-1 hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D-2 hereto. No consent of any Lender (other than the Lenders participating in the increase to the Aggregate Revolving Loan Commitment or any Incremental Term Loan) shall be required for any increase in Revolving Loan Commitments or Incremental Term Loan pursuant to this Section 2.5(c). Increases in and new Revolving Loan Commitments and Incremental Term Loans created pursuant to this Section 2.5(c) shall become effective on the date agreed by the Company, the Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Aggregate Revolving Loan Commitment (or in the Revolving Loan Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless:

(A)
on the proposed date of the effectiveness of such increase or Incremental Term Loans, (1) the conditions set forth in paragraphs (i) and (ii) of Section 4.3 shall be satisfied or waived by the Required Lenders and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, (2) the Company shall be in compliance (on a pro forma basis reasonably acceptable to the Agent) with the covenants contained in Section 6.19 as if (x) in the case of any Incremental Term Loan, such Incremental Term Loans had been outstanding on the last day of the most recent fiscal quarter for which financial statements are available for testing compliance therewith or (y) in the case any increased Revolving Loan Commitments, all Revolving Loans available under the Aggregate Revolving Loan Commitment, including any such increased Revolving Loan Commitments, had been outstanding on the last day of the most recent fiscal quarter for which financial statements are available for testing compliance therewith, and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, and (3) without limiting the foregoing conditions (including the preceding clause (1) as it relates to the accuracy of the representation in Section 5.3 and the absence of any Default or Unmatured Default under Section 7.5 generally), the Company shall demonstrate that such increase or Incremental Term Loans and the Liens securing such Indebtedness are permitted under the terms of the 2012 Senior Note Indenture, and

(B)
the Agent shall have received documents consistent with those delivered pursuant to Section 4.1 or 4.2 as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase (including, without limitation, opinions of counsel for the Borrowers and the Guarantors in form and substance reasonably satisfactory to the Agent).

(ii)    On the effective date of any increase in the Revolving Loan Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Agent such amounts in immediately available funds as the Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Revolving Loan Pro Rata Share of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Loan Commitments (with such reborrowing to consist of the Types of Revolving Loans, in such Agreed Currencies and with related Interest Periods if applicable, specified in a Borrowing Notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.
(iii)    Any tranche of Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the then existing Term Loans, (b) shall not mature earlier than the Revolving Loan Termination Date, (c) shall not have a shorter weighted average life to maturity than the Revolving Loans and the then existing Term Loans, and (d) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and then existing Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Revolving Loan Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Revolving Loan Termination Date and (ii) the

Incremental Term Loans may be priced differently than the Revolving Loans and the then existing Term Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.5(c). Nothing contained in this Section 2.5(c) shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder, or provide Incremental Term Loans, at any time.
(iv)    Any Augmenting Lender (A) if it is a Non-U.S. Lender, shall have delivered tax certificates described in Section 3.5, which indicate that such Non-U.S. Lender is exempt from any withholding tax under the laws of the United States on payments by the Company in such jurisdiction, (B) in the case of a new Revolving Loan Commitment or Revolving Loan, shall have confirmed that it is exempt from any withholding tax under the laws of the Netherlands on payments by Dutch Borrowers (unless the Company has confirmed in writing its intention not to add any Dutch Borrowers to this Agreement under Section 2.24.1, or, following the addition of any Dutch Borrower under Such Section 2.24.1, all Dutch Borrowers have been removed from this Agreement pursuant to Section 2.24.2) and (C) in the case of a new Revolving Loan Commitment or Revolving Loan, shall have provided to the Agent for the onward transmission to the relevant UK Borrower, in respect of Loans made to a UK Borrower, a tax certificate in the form set forth in Exhibit G attached hereto (unless all UK Borrowers have been removed from this Agreement pursuant to Section 2.24.2).
2.6.    Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $2,000,000 or the Approximate Equivalent Amount of any Foreign Currency (and in multiples of $1,000,000 or the Approximate Equivalent Amount of any Foreign Currency if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance of Revolving Loans may be in the amount of the Available Aggregate Revolving Loan Commitment. In addition, the Borrowers shall select Eurocurrency Interest Periods under Sections 2.9 and 2.10 so that no more than ten (10) Interest Periods shall be outstanding at any one time. The initial Revolving Loan from any Lender or Affiliate to each Dutch Borrower shall at all times be at least €50,000 (or its equivalent in another Agreed Currency).
2.7.    Prepayments; Termination.
(a)    Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) with notice to the Agent by 10:00 a.m. (Chicago time) on the date of repayment. The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Agent.
(b)    Mandatory Prepayments/Reductions in Aggregate Revolving Loan Commitment.

(i)
Generally. If at any time, other than solely as a result of currency rate fluctuations, (A) the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure exceeds the Aggregate Revolving Loan Commitment, (B) the aggregate Dollar Amount of all Eurocurrency Loans and LC Obligations in Foreign Currencies exceeds the Maximum Foreign Currency Amount or (C) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers exceeds the Maximum Foreign Subsidiary Borrower Amount, the Borrowers, for the ratable benefit of the Revolving Lenders, shall immediately prepay Revolving Loans (to be applied to such Revolving Loans as the applicable Borrower shall direct at the time of such payment) in an aggregate amount such that after giving effect thereto (x) the Aggregate Outstanding Revolving Credit Exposure is less than or equal to the Aggregate Revolving Loan Commitment, (y) the aggregate Dollar Amount of all Eurocurrency Loans and LC Obligations in Foreign Currencies is less than or equal to the Maximum Foreign Currency Amount, and (z) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers is less than or equal to the Maximum Foreign Subsidiary Borrower Amount.

(ii)
Currency Fluctuations. If at any time solely as a result of currency rate fluctuations (A) the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure exceeds 105% of the Aggregate Revolving Loan Commitment, (B) the aggregate Dollar Amount of all Eurocurrency Loans and LC Obligations in Foreign Currencies exceeds 105% of the Maximum Foreign Currency Amount or (C) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers exceeds 105% of the Maximum Foreign Subsidiary Borrower Amount, the Borrowers, for the ratable benefit of the Revolving Lenders, shall within five (5) Business Days of such occurrence prepay Revolving Loans (to be applied to such Revolving Loans as the applicable Borrower shall direct at the time of such payment) in an aggregate amount such that after giving effect thereto (x) the Aggregate Outstanding Revolving Credit Exposure is less than or equal to the Aggregate Revolving Loan Commitment, (y) the aggregate Dollar Amount of all Eurocurrency Loans and LC Obligations in Foreign Currencies is less than or equal to the Maximum Foreign Currency Amount, and (z) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers is less than or equal to the Maximum Foreign Subsidiary Borrower Amount.

(iii)
Asset Sale. Not later than the third Business Day following receipt of any Net Cash Proceeds of any Asset Sale, the Borrowers shall prepay outstanding Loans in an amount equal to 100% of the Net Cash Proceeds received with respect thereto (subject to the provisions regarding application of prepayments set forth below); provided that no such prepayment shall be required hereunder unless, and only to that extent that, the aggregate Net Cash Proceeds of Asset Sales during any fiscal year exceed 5% of Consolidated Assets (measured as of the last day of the most recently completed fiscal year); provided, further, that no mandatory prepayment shall be required pursuant to this Section 2.7(b)(iii) on account of such Net Cash Proceeds if, and to the extent that, the Company or its Subsidiary intends (and, in the case of Net Cash Proceeds for an individual Asset Sale or series of related Asset Sales in excess of $5,000,000, the Company or such Subsidiary shall notify the Agent in writing of such intent within three Business Days following receipt of such Net Cash Proceeds) to apply such Net Cash Proceeds to the acquisition of other assets or Property to be used in its business within 270 days following the receipt of such Net Cash Proceeds, with the amount of such Net Cash Proceeds unused after such 270-day period to be treated as Net Cash Proceeds in accordance with this Section 2.7(b)(iii). Amounts to be applied pursuant to this Section 2.7(b)(iii) shall be applied first to the Term Loans (ratably to the Initial Term Loans and the Incremental Term Loans, in each case, in accordance with the principal amounts thereof), with such prepayment applied ratably to reduce all remaining outstanding installments thereof, second to Swing Line Loans, third to Revolving Loans that are Floating Rate Loans and fourth to Revolving Loans that are Eurocurrency Loans (but without, in any such case, any reduction of the Aggregate Revolving Loan Commitment), in each case, together with accrued interest on the Loans being prepaid. All prepayments required by this Section 2.7(b)(iii) shall be subject to the payment of any funding indemnification amounts required by Section 3.4, but without penalty or premium. Notwithstanding the foregoing, so long as no Default has occurred and is then continuing and at the Company’s option, the Agent shall hold all prepayments pursuant to this clause (iii) to be applied to Eurocurrency Loans in escrow for the benefit of the Lenders and (x) the Agent shall release such amounts upon the earlier of (1) thirty days after the date of such prepayment (provided that the Borrowers shall make all payments under Section 3.4 resulting therefrom) and (2) expiration of the Interest Periods applicable to any such Eurocurrency Loans being prepaid, (y) interest shall continue to accrue on such Eurocurrency Loans until such time as such prepayments are released from escrow and applied to reduce such Eurocurrency Loans and (z) the aggregate outstanding principal balance of the Eurocurrency Loans to be prepaid upon such release from escrow shall not be included in any calculation of Consolidated Indebtedness from and after the date such funds are placed in escrow; provided, however, that upon the occurrence and continuance of a Default, such escrowed amounts may be applied to Eurocurrency Loans without regard to the expiration of any Interest Period and the Borrowers shall make all payments under Section 3.4 resulting therefrom.
(c)    Termination. Notwithstanding the termination of the Revolving Loan Commitments or the Term Loan Commitments hereunder or the occurrence of the Revolving Loan Termination Date (or, if applicable, the Latest Maturity Date), until all of the Obligations (other than contingent indemnity obligations) shall have been indefeasibly and fully paid and satisfied in cash and all financing arrangements between the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.
(d)    Foreign Currency Calculations. For purposes of determining the Dollar Amount of the outstanding Revolving Loans, LC Obligations, any other outstanding Credit Event or any other amount as a result of foreign currency exchange rate fluctuation, the Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance or Facility LC is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advances to be made or repaid and any Facility LCs to be issued or Modified, to the extent practicable on or prior to the applicable date for such calculation).
2.8.    Method of Selecting Types and Interest Periods for New Advances; Funding of Advances. The applicable Borrower, or the Company on its behalf, shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The applicable Borrower, or the Company on its behalf, shall give the Agent irrevocable notice (a “Borrowing Notice”)

not later than (i) 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), (ii) 10:00 a.m. (Chicago time) three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and (iii) 10:00 a.m. (London time) four Business Days before the Borrowing Date for each Eurocurrency Advance denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, specifying:

(i)	the applicable Borrower with respect to such Advance,

(ii)	the Borrowing Date, which shall be a Business Day, of such Advance,

(iii)	the aggregate amount of such Advance and whether such Advance consists of Revolving Loans or Term Loans,

(iv)	the Type of Advance selected,

(v)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto, and

(vi)	the location and number of the account of such Borrower to which funds are to be disbursed.
Borrowing Notices may be delivered to the Agent (x) by e-mail, telephone or telecopy, if with respect to an Advance denominated in Dollars and (y) by telecopy, if with respect to an Advance denominated in a Foreign Currency. Promptly following receipt of a Borrowing Notice in accordance with this Section, the Agent shall advise each Revolving Lender of the details thereof and the amount of the Loan to be made by such Lender as part of the requested Advance.
Not later than noon (Chicago time) on each Borrowing Date, each applicable Lender shall make available its Loan or Loans in immediately available funds in the applicable Agreed Currency in Chicago to the Agent at its address specified pursuant to Article XIII, unless the Agent has notified the Lenders that such Loan is to be made available to the applicable Borrower at the Agent’s Eurocurrency Payment Office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Agent at its Eurocurrency Payment Office, not later than 1:00 p.m. (local time in the city of the Agent’s Eurocurrency Payment Office) in the applicable Agreed Currency. The Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent’s aforesaid address.
Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of this Agreement (including, without limitation, Sections 3.1 through 3.6 and 9.6) shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
2.9.    Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.1, 2.2(c) or 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance (other than Eurocurrency Advances in Foreign Currencies) shall be automatically converted into a Floating Rate Advance unless (a) such Eurocurrency Advance is or was repaid in accordance with Section 2.1, 2.2(c) or 2.7 or (b) the applicable Borrower, or the Company on its behalf, shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Unless a Conversion/Continuation Notice shall have timely been given in accordance with the terms of this Section 2.9, Eurocurrency Advances in a Foreign Currency shall automatically continue as Eurocurrency Advances in the same Foreign Currency with an Interest Period of one (1) month. Subject to the terms of Section 2.6, the applicable Borrower, or the Company on its behalf, may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurocurrency Advance. The applicable Borrower, or the Company on its behalf, shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) by (x) e-mail, telephone or telecopy, if with respect to an Advance denominated in Dollars and (y) telecopy, if with respect to an Advance denominated in a Foreign Currency, of each conversion of a Floating Rate Advance into a Eurocurrency Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) at least (x) three Business Days prior to the date of the requested conversion or continuation of an Advance in Dollars and (y) four Business Days prior to the date of the requested continuation of a Eurocurrency Advance in a Foreign Currency or to a Foreign Subsidiary Borrower, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued and whether such Advance consists of Revolving Loans or Term Loans, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
Notwithstanding anything herein to the contrary, Eurocurrency Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Advances only in the same Agreed Currency.
2.10.    Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day or such other rate as may be separately agreed between the Swing Line Lender and the Company. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. Notwithstanding anything herein to the contrary, no Borrower may select an Interest Period that ends after the Revolving Loan Termination Date (or, in the case of any Incremental Term Loans, the maturity date applicable thereto).
2.11.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance denominated in Dollars may be made as, converted into or continued as a Eurocurrency

Advance and no Advance denominated in a Foreign Currency may have an Interest Period longer than one (1) month. During the continuance of a Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (iii) the LC Fee shall be increased by 2% per annum and (iv) any other amount due and payable hereunder (including interest and fees) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee and other amounts set forth in clause (iii) and (iv) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.
2.12.    Method of Payment.
(a)    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent (i) at the Agent’s address specified pursuant to Article XIII in immediately available funds with respect to Advances or other Obligations denominated in Dollars and (ii) at the Agent’s Eurocurrency Payment Office in immediately available funds with respect to any Advance or other Obligations denominated in a Foreign Currency, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrowers, by noon (local time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Agent among the applicable Lenders. Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such Agreed Currency. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of each Borrower maintained with JPMorgan (or its Affiliates) for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder (it being understood and agreed that the Agent shall not charge the account of any Foreign Subsidiary Borrower for any payment of principal or interest on Loans made to the Company, or for fees incurred by the Company). Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Company to the LC Issuer pursuant to Section 2.19.6.
(b)    Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that different types of such Agreed Currency (the “New Currency”) are introduced and the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Agent for the account of the applicable Lenders or to the LC Issuer in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall be made to the Agent or the LC Issuer in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the applicable Borrower take all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any currency other than Dollars, any Borrower is not able to make payment to the Agent for the account of the Lenders or to the LC Issuer in the type of currency in which such Credit Event was made because of the imposition of any such currency control or exchange regulation, then such Credit Event shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Credit Event, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations, and each Borrower agrees to indemnify and hold harmless the Agent, the LC Issuer and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to the Agent, the LC Issuer or the Lenders, as the case may be, in the Original Currency.
2.13.    Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Agreed Currency and Interest Period (if any) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence (absent manifest error) of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E-1, with appropriate changes for notes evidencing Swing Line Loans, or representing its Term Loans substantially in the form of Exhibit E-2 (each a “Note”). In such event, the applicable Borrower or Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by any such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
2.14.    Telephonic Notices. To the extent specified in Sections 2.8 and 2.9, each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by a Financial Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on all Floating Rate Loans shall be calculated for actual days elapsed (including the first day but excluding the last day) on the basis of a year of 365 or, when appropriate, 366 days. All interest accrued on Eurocurrency Loans and all fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed with respect to Loans denominated in Pounds Sterling shall be computed on a basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall be payable for the day an Advance or Swing Line Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance, Swing Line Loan, fees or other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and fees in connection with such payment.
2.16.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. The Agent will also provide notices to the Lenders as and when required by Section 2.5(c).
2.17.    Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.18.    Non-Receipt of Funds by the Agent. Unless a Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.
2.19.    Facility LCs.
2.19.1.    Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit in Agreed Currencies (each, together with the Existing Letters of Credit deemed issued hereunder pursuant to Section 2.19.13, a “Facility LC”; provided, that with respect to any Letter of Credit issued hereunder in a Foreign Currency, such term shall also be deemed to include any advance guaranty, performance bond or similar guaranty deemed appropriate by the LC Issuer) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Closing Date and prior to the Revolving Loan Termination Date upon the request of the Company; provided that immediately after each such Facility LC is issued or Modified and subject to Section 2.7(b)(ii) and 2.7(d), (i) the aggregate Dollar Amount of the outstanding LC Obligations shall not exceed $60,000,000, (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Loan Commitment, (iii) the aggregate outstanding principal Dollar Amount of all Eurocurrency Advances and LC Obligations in Foreign Currencies shall not exceed the Maximum Foreign Currency Amount and (iv) the aggregate Dollar Amount of the outstanding LC Obligations of any individual LC Issuer shall not exceed such LC Issuer’s Applicable LC Sublimit. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Revolving Loan Termination Date and (y) one year after its issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension). Notwithstanding anything herein to the contrary, no LC Issuer shall have any obligation hereunder to issue, and shall issue, any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
2.19.2.    Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Loan Pro Rata Share.
2.19.3.    Notice. Subject to Section 2.19.1, the Company shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed Agreed Currency, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC

Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of each Revolving Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Company shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
2.19.4.    LC Fees. The Company shall pay to the Agent, for the account of the Revolving Lenders ratably in accordance with their respective Revolving Loan Pro Rata Shares a letter of credit fee at a per annum rate equal to (i) 100% of the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated Dollar Amount under each standby Facility LC issued and outstanding and (ii) 50% of the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated Dollar Amount under each trade or performance Facility LC issued and outstanding, in each case, payable in arrears on each Payment Date (the “LC Fee”). The Company shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee equal to 0.125% of the stated Dollar Amount available for drawing under such Facility LC (or such other amount as the Company and the LC Issuer shall agree) and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.
2.19.5.    Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Company and each other Revolving Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Company and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Revolving Lender’s Revolving Loan Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Company pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Revolving Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Revolving Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the rate applicable to Floating Rate Advances (or, in the case of the disbursement paid by the LC Issuer is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Margin for Eurocurrency Advances).
2.19.6.    Reimbursement by Company. The Company shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind and, subject to this Section 2.19.6, in the Agreed Currency which was paid by the LC Issuer; provided that neither the Company nor any Revolving Lender shall hereby be precluded from asserting any claim for direct (but not special, indirect, consequential or punitive) damages suffered by the Company or such Revolving Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% per annum plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Revolving Lender ratably in accordance with its Revolving Loan Pro Rata Share all amounts received by it from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Revolving Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Company may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Agent, LC Issuer or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Agent, the LC Issuer or the relevant Lender or (y) pay each Reimbursement Obligation made in such Foreign Currency in Dollars, in the Dollar Amount thereof, calculated using the applicable exchange rates, on the date the underlying disbursement is made by the LC Issuer, of such disbursement.
2.19.7.    Obligations Absolute. The Company’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Company further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Company’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the

Company or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Company agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Company and shall not put the LC Issuer or any Lender under any liability to the Company. Nothing in this Section 2.19.7 is intended to limit the right of the Company to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.
2.19.8.    Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Facility LC.
2.19.9.    Indemnification. The Company hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, out-of-pocket costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, out-of-pocket costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Company may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Company shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Company under any other provision of this Agreement.
2.19.10.    Lenders’ Indemnification. Each Revolving Lender shall, ratably in accordance with its Revolving Loan Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except as determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
2.19.11.    Facility LC Collateral Account. The Company agrees that it will, upon the request of the Agent or the Required Revolving Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Revolving Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Company but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Company shall have no interest other than as set forth in Section 2.7(b) or 8.1. The Company hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Agent to require the Company to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.7(b) or 8.1.
2.19.12.    Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
2.19.13.    Transitional Letter of Credit Provisions. From and after the Closing Date, the letters of credit described on Schedule 2.19.13 (the “Existing Letters of Credit”) shall be deemed to constitute Facility LCs issued pursuant to Section 2.19.1 in which the Lenders participate pursuant to Section 2.19.2. Fees shall accrue in respect of the Existing Letters of Credit as provided in Section 2.19.4 beginning as of the Closing Date.
2.19.14.    Replacement of an LC Issuer. An LC Issuer may, with the consent of the Borrower, discontinue its role as LC Issuer or be replaced at any time by written agreement among the Borrower, the Agent, the replaced LC Issuer and any successor LC Issuer, which agreement shall specify the Applicable LC Sublimit for any replacement LC Issuer. The Agent shall notify the Revolving Lenders of any such discontinuance or replacement of the relevant LC Issuer. At the time any such discontinuance or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the discontinued or replaced LC Issuer pursuant to Section 2.19.4. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of the replaced LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the discontinuation or replacement of an LC Issuer hereunder, the discontinued or replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs then outstanding and issued by it prior to such discontinuation or replacement, but shall not be required to issue additional Facility LCs.
2.19.15.    LC Issuer Agreements. Each LC Issuer agrees that, unless otherwise requested by the Agent, such LC Issuer shall report in writing to the Agent (i) on or prior to each Business Day on which such LC Issuer expects to issue or Modify any Facility LC, the date of such issuance or Modification, and the aggregate face amount of the Facility LC to be issued or Modified by it and outstanding after giving effect to such issuance or Modification (and whether the amount thereof changed), it being understood that such LC Issuer shall not permit any issuance or Modification resulting in an increase in the amount of any Facility LC to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (ii) on each Business Day on which such LC Issuer pays any amount in respect of one or more drawings under Facility LCs, the date of such payment(s) and the amount of such payment(s), (iii) on any Business Day on which the Company fails to reimburse any amount required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount and currency of such payment in respect of Facility LCs and (iv) on any other Business Day, such other information as the Agent shall reasonably request.
2.20.    Replacement of Lender. If a Borrower is required pursuant to Section 3.1, 3.2, 3.5 or 3.6 to make any additional or increased payment to any Lender, if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3 or if any Lender becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Company may elect, if such amounts continue to be charged, such suspension is still effective or such Lender remains a Defaulting Lender, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Agent and (if such Affected Lender is a Revolving Lender) each LC Issuer and the Swing Line Lender shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.5 and 3.6, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.5(a);
(b)    the Revolving Loan Commitment, Outstanding Revolving Credit Exposure, Term Loan Commitment and outstanding Term Loans of such Defaulting Lender shall not be included in determining whether the Required Revolving Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided, that (i) such Defaulting Lender’s Revolving Loan Commitment or Term Loan Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or Reimbursement Obligations may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;
(c)    if any Swing Line Exposure or LC Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)
all or any part of the Swing Line Exposure and LC Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Loan Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Outstanding Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and LC Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments;

(ii)
if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the LC Issuer only the Company’s obligations corresponding to such Defaulting Lender’s LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such LC Obligations are outstanding;

(iii)
if the Company cash collateralizes any portion of such Defaulting Lender’s LC Obligations pursuant to clause (ii) above, the Company shall not be required to pay any letter of credit fees to such Defaulting Lender pursuant to Section 2.19.4 with respect to such Defaulting Lender’s LC Obligations during the period such Defaulting Lender’s LC Obligations are cash collateralized;

(iv)
if the LC Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 2.19.4 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Loan Pro Rata Shares; and

(v)
if all or any portion of such Defaulting Lender’s LC Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.19.4 with respect to such Defaulting Lender’s LC Obligations shall be payable to the LC Issuer until and to the extent that such LC Obligations are reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue or Modify any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Obligations will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Facility LC shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue or Modify any Facility LC, unless the Swing Line Lender or the LC Issuer, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swing Line Lender or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Agent, the Company, the LC Issuer and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in each Agreed Currency of each Borrower in accordance with its Revolving Loan Pro Rata Share.
Nothing contained in the foregoing shall be deemed to constitute a waiver by any Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
2.22.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures applicable to arm’s length transactions the Agent could purchase the specified currency with such other currency at the Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of the applicable Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any

Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the applicable Borrower.
2.23.    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II with respect to any Advance in any Foreign Currency, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the applicable Borrower, the Agent or the Required Revolving Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Agent shall forthwith give notice thereof to such Borrower and the Revolving Lenders or such Borrower shall give notice thereof to the Revolving Lenders, as the case may be, and such Eurocurrency Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Agent at least one Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Eurocurrency Loans would in the opinion of the Agent and the Required Revolving Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.
2.24.    Foreign Subsidiary Borrowers.
2.24.1.    Dutch Borrowers. The Company may, at any time, add as a party to this Agreement each of Applied Power Europa B.V. and Enerpac B.V., each a Dutch Subsidiary, as a “Foreign Subsidiary Borrower” hereunder by (a) the execution and delivery to the Agent of a duly completed Assumption Letter by such Subsidiary, with the written consent of each other Borrower, (b) the execution and delivery to the Agent of such documents, instruments, opinions and certificates as shall be required in order to permit the Borrowers to be in compliance with Section 16.2 in connection with the joinder of such Foreign Subsidiary Borrower hereto, (c) in the case of the addition of Enerpac B.V., a deed of amendment to the articles of association of Enerpac B.V., inter alia, to allow for the transfer of voting rights of shares in Enerpac B.V. to a pledgee, (d) the execution and delivery to the Agent of such documents, notices, instruments, opinions, positive works council advices (including the works council of Power-Packer Europa B.V. and of Enerpac B.V.), documents of title and certificates as shall be required in order to permit the Borrowers to be in compliance with Section 6.21(d) after giving effect to the joinder of such Foreign Subsidiary Borrower hereto and (e) the Company or such proposed Foreign Subsidiary Borrower shall have satisfied such matters of applicable law (including tax matters) where such Subsidiary is organized as the Agent or its counsel may reasonably request. This Agreement may be amended pursuant to an amendment or an amendment and restatement (a “Dutch Borrower Amendment”) executed by the Company, the applicable Dutch Borrower and the Agent, without the consent of any other Lenders, in order to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Agent and its counsel, to effect this Section 2.24 as it relates to any Dutch Borrower. Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. Without limiting any of the foregoing, the initial Loans made to any such Dutch Borrower shall be subject to Sections 4.2 and 4.3 hereof.

2.24.2.    Removal of Foreign Subsidiary Borrower. The Company may at any time execute and deliver to the Agent a Subsidiary Borrower Termination with respect to any Foreign Subsidiary Borrower, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Subsidiary Borrower Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Foreign Subsidiary Borrower or any other amount due and payable by such Foreign Subsidiary Borrower shall be outstanding hereunder.
ARTICLE III

YIELD PROTECTION; TAXES
3.1.    Yield Protection. If any Change in Law:

(iii)
subjects the Agent, any Lender or the LC Issuer to any taxes (other than (A) Taxes, (B) Other Taxes, (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes), (D) Excluded Taxes or (E) UK Tax attributable to a Tax Deduction required by law to be made by a Borrower or compensated for by Section 3.6) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iv)
imposes or increases or deems applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(v)
imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making, continuing, converting into or maintaining its Loans, Revolving Loan Commitment or Term Loan Commitment or of issuing or participating in Facility LCs or to reduce the return received by the Agent, such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Loans, Revolving Loan Commitment or Term Loan Commitment, Facility LCs or participations therein (including, in any such instance and without limitation, pursuant to any conversion of any Loan denominated in an Agreed Currency into a Loan denominated in any other Agreed Currency), then, within 15 days of demand by the Agent, such Lender or the LC Issuer, as the case may be, the Borrowers shall pay the Agent, such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate the Agent, such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender, the LC Issuer or such other recipient under agreements having provisions similar to this Section 3.1 after consideration of such factors as such Lender, the LC Issuer or such other recipient then reasonably determines to be relevant; provided that none of the Agent, such Lender or the LC Issuer, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).
3.2.    Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change in Law, then, within 15 days of demand by such Lender or the LC Issuer, the applicable Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Revolving Credit Exposure, its Term Loans or Revolving Loan Commitment or Term Loan Commitment or its commitment to issue Facility LCs as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy and liquidity) (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender, the LC Issuer or such other recipient under agreements having provisions similar to this Section 3.2 after consideration of such factors as such Lender, the LC Issuer or such other recipient then reasonably determines to be relevant; provided that none of the Agent, such Lender or the LC Issuer, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).
3.3.    Availability of Types of Advances.
(e)    If at the time that the Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Advance, the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Advance for any reason, and the Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the Eurocurrency Base Rate for such Interest Period for such Eurocurrency Advance; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Agent for purposes of determining the Eurocurrency Base Rate for such Eurocurrency Advance, (i) if such Loan shall be requested in Dollars, then such Advance shall be made as a Floating Rate Advance at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency, the Eurocurrency Base Rate shall be equal to the rate determined by the Agent in its reasonable discretion after consultation with the Borrower and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency.
(f)    If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if prior to the commencement of any Interest Period for a Eurocurrency Advance:
(i)    the Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted

Eurocurrency Base Rate or the Eurocurrency Base Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or
(ii)    the Agent is advised by the Required Lenders that the Adjusted Eurocurrency Base Rate or the Eurocurrency Base Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Conversion/Continuation Notice that requests the conversion of any Loans to, or continuation of any Loans as, Eurocurrency Rate Loans in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Notice requests a Eurocurrency Advance in Dollars, such Advance shall be made as a Floating Rate Advance and (iii) if any Borrowing Notice requests a Eurocurrency Advance in a Foreign Currency, then the Eurocurrency Base Rate for such Eurocurrency Advance shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.
3.4.    Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Advance, on the date specified by the applicable Borrower for any reason other than default by the Lenders, or a Eurocurrency Advance is not prepaid on the date specified by such Borrower for any reason, or a Eurocurrency Advance is assigned other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.20, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.
3.5.    Taxes.
3.5.1.    All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note, Facility LC Application or any other Loan Document shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
3.5.2.    In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes related to any Loan Party and any other excise or property taxes, charges or similar levies related to such Loan Party which arise from any payment hereunder or under any Note, Facility LC Application, or other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note, Facility LC Application or other Loan Document (“Other Taxes”).
3.5.3.    Each Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) related to any Loan Party paid by the Agent, the LC Issuer or such Lender as a result of its Revolving Loan Commitment, its Term Loan Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor.
3.5.4.    Each Lender agrees that it will, not more than ten Business Days after the date of this Agreement and at such other times prescribed by applicable law, deliver to each Borrower (with a copy to the Agent) such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will demonstrate that such Lender is entitled to an exemption from withholding tax under the law of the jurisdiction in which such Borrower is located or a treaty to which such jurisdiction is a party and will permit payments by such Borrower hereunder to be made without withholding. Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States of America, any Lender that is not organized under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such IRS form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent IRS forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All documentation, forms or amendments described in the first or second sentence of this Section 3.5.4 shall certify or otherwise demonstrate that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any income taxes in the applicable jurisdiction, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such documentation inapplicable or which would prevent such Lender from duly completing and delivering any such documentation or amendment with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of income tax in such jurisdiction. Each Lender shall promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption from withholding of income tax in any such jurisdiction.

3.5.5.    For any period during which a Lender has failed to provide a Borrower with appropriate documentation pursuant to Section 3.5.4 (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date of this Agreement or, in the case of a Lender that became a party to this Agreement pursuant to an assignment, the assigning Lender was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding tax pursuant to this Section 3.5), such Lender shall not be entitled to indemnification under this Section 3.5 by such Borrower with respect to Taxes imposed by the jurisdiction in which such Borrower is located provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5.4, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
3.5.6.    Each Lender shall severally indemnify the Agent for (i) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2.1 relating to the maintenance of a Participant Register and (ii) any taxes (but, in the case of any Taxes or Other Taxes, only to the extent that any Borrower has not already indemnified the Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.5.6 shall be paid within ten (10) days after the Agent delivers to the applicable Lender a certificate stating the amount of taxes so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. The obligations of the Lenders under this Section 3.5.6 shall survive the payment of the Obligations and termination of this Agreement.
3.5.7.    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
3.5.8.    For purposes of determining withholding taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
3.5.9.    For purposes of Section 3.5, the terms “Lender” or “Lenders” shall include the LC Issuer, as appropriate.

3.6.    UK Tax.
(g)    Definitions:
“Protected Party” means a Lender, the LC Issuer or the Agent which is or will be subject to any liability or required to make any payment for or on account of UK Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of UK Tax to be received or receivable) under a Loan Document.
“Qualifying Lender” means:

(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:
(A)    a Lender:

(I)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Loan Document; or

(II)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(B)    a Lender which is:

(I)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(II)	a partnership each member of which is:
1)    a company resident in the United Kingdom; or

2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or

(III)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the Corporation Tax Act 2009).

(C)    a Treaty Lender; or

(ii)	a building society (as defined for the purpose of section 880 of the Income Tax Act 2007) making an advance under a Loan Document.
“Tax Credit” means a credit against, relief or remission for, or repayment of any UK Tax.
“Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under a Loan Document.
“Tax Payment” means either an increased payment made by a Borrower to a Lender under 3.6(e) (Tax gross-up) or a payment under 3.6(j) (Tax indemnity).
“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)
satisfies all other conditions under that Treaty for a payment of interest made by a UK Subsidiary under a Loan to be exempt from UK income tax (and any identical or substantially similar tax that is imposed after the date of this Agreement in addition to, or in place of, UK income tax).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
(h)        Unless a contrary indication appears, in this Section 3.6 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
(i)        Each Borrower shall make all payments to be made by it under a Loan Document without any Tax Deduction, unless a Tax Deduction is required by law.
(j)        Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify that Borrower.
(k)        If a Tax Deduction is required by law to be made by a Borrower under a Loan Document, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(l)        A Borrower is not required to make an increased payment to a Lender under paragraph (e) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority; or

(i)	(A) the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;
(B)    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 (as that provision has effect on the date on which the relevant Lender became a party hereto) which relates to that payment and that Lender has received from such Borrower or the Company a certified copy of that Direction; and

(C)    the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(ii)	The relevant Lender is a Treaty Lender and the Lender fails to comply with its obligations under paragraph (i)(A) and (B) below, unless:
(A)    such failure is due to a change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority; or
(B)    the Lender is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had the Borrower complied with its obligations under clause (i)(A) below.
(m)        If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(n)        Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Lender entitled to the payment a statement under Section 975 of the Income Tax Act 2007 or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(o)
(A)    Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorization to make that payment without a Tax Deduction.
(B)    Without prejudice to the generality of clause (A) above, each Treaty Lender shall, either (1) file not more than ten Business Days after the date it became a Lender under this Agreement with the relevant taxing authority such properly completed and executed documentation required in order for each relevant Borrower to make payment to that Treaty Lender without a Tax Deduction; or (2) notify the Company not more than ten Business Days after the date it became a Lender under this Agreement of its HMRC DT Treaty Passport scheme (the “Scheme”) reference number and the jurisdiction in which it is resident for Tax purposes. If a Treaty Lender provides a notification to a UK Borrower under (2) above, the UK Borrower shall file a duly completed form DTTP2 in respect of such Lender with H.M. Revenue & Customs within 30 Business Days of the date on which the Lender became a Lender under this Agreement. Each Treaty Lender shall file such properly completed and executed documentation required to renew any authorization (including a passport issued to the Lender under the Scheme) for each relevant Borrower to make payment to that Treaty Lender without a Tax Deduction no less than 20 Business Days before such authorization expires or becomes obsolete.
(C)    Each Treaty Lender shall, if requested by a relevant Borrower, notify such Borrower of any filings made by it in accordance with this paragraph (i). Each Borrower, shall if requested by a relevant Treaty Lender, notify such Treaty Lender of any filings made by it in accordance with this paragraph (i).
(p)        Each Borrower shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of UK Tax by that Protected Party in respect of a Loan Document.
(q)        Paragraph (j) above shall not apply with respect to any UK Tax assessed on a Protected Party:

(A)
under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Protected Party’s facility office is located in respect of amounts received or receivable in that jurisdiction, if that UK Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party.
(r)        Furthermore, paragraph (j) above shall not apply to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under paragraphs (c) to (h) above; or

(B)	would have been compensated for by an increased payment under paragraphs (c) to (h) above but was not so compensated solely because one of the exclusions in paragraph (f) applied.
(s)        A Protected Party making, or intending to make a claim under paragraph (j) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(t)        A Protected Party shall, on receiving a payment from a Borrower under paragraph (j), notify the Agent.
(u)        If a Borrower makes a Tax Payment and the relevant Lender determines that:

(A)	a Tax Credit is attributable to that Tax Payment; and

(B)	that Lender has obtained, utilized and retained that Tax Credit, the relevant Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.
(v)        Each Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar UK Taxes payable in respect of any Loan Document (excluding, for the avoidance of doubt, any such UK Tax arising in connection with an assignment or transfer by that Lender of its rights under any Loan Document).
(w)        All amounts set out, or expressed to be payable under a Loan Document by any party to a Lender which (in whole or part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (r) below, if VAT is chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).
(x)        Where a Loan Document requires any party to reimburse a Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
3.7.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2, 3.5 and 3.6 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the applicable Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4, 3.5 or 3.6. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on such Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the applicable Borrower of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4, 3.5 and 3.6 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT
4.1.    Effectiveness of Agreement and Initial Credit Extension. Notwithstanding the execution and delivery of this Agreement on the Closing Date, this Agreement shall not become effective, the Existing Credit Agreement shall not be superseded as provided in Section 1.3, no commitment to make Credit Extensions shall arise and no Lender shall be required to make the initial Credit Extension hereunder unless, on or before May 29, 2015:
(a)    the Company has furnished to the Agent with sufficient copies for the Lenders:

(i)
Copies of the articles or certificate of incorporation (or comparable constituent document) of each Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or organization, as well as any other information required by Section 326 of the USA PATRIOT Act or necessary for the Agent or any Lender to verify the identity of any Loan Party as required by Section 326 of the USA PATRIOT Act.

(ii)
Copies, certified by the Secretary or Assistant Secretary of each Loan Party, of its by-laws (or comparable governing document) and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Loan Party is a party.

(iii)
An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Financial Officers of the Company and any other officers of any Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

(iv)
A certificate, signed by a Financial Officer of the Company, stating that on the Closing Date (A) the representations and warranties contained in Article V are true and correct and (B) no Default or Unmatured Default has occurred and is continuing.

(v)
Written opinions of the Loan Parties’ U.S. and U.K. counsel, addressed to the Agent and the Lenders in form and substance reasonably satisfactory to the Agent, which opinions shall be substantially consistent with the opinions delivered in connection with the Existing Credit Agreement except as otherwise agreed or reasonably required by the Agent.

(vi)	Any Notes requested by a Lender pursuant to Section 2.13 payable to each such requesting Lender.

(vii)
Audited consolidated financial statements of the Company for the fiscal years ended August 31, 2013 and August 31, 2014 and unaudited consolidated financial statements of the company for the fiscal quarters ended November 30, 2014 and February 28, 2015 (such financial statements, collectively, the “Historical Financial Statements”).

(viii)	Satisfactory financial statement projections through and including the fiscal year ended August 31, 2019, together with such additional financial information as the Agent shall reasonably request (including, without limitation, a summary of the assumptions used in preparing such projections).

(ix)
(a) from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each Loan Party either (A) a counterpart signed on behalf of such Loan Party or (B) written evidence satisfactory to the Agent (which may include facsimile or electronic transmission of a signed signature page of such Loan Party) that such Loan Party has signed a counterpart, of each Loan Document to which it is a party (or reaffirmation thereof), including, without limitation, the Domestic Subsidiary Guaranty (in the case of each Domestic Subsidiary Guarantor), each Subsidiary Guaranty of a Foreign Subsidiary Borrower, the Security Agreement, and such other Collateral Documents and Loan Documents as the Agent or its counsel may have reasonably requested, and (b) any other instrument, documents, agreements opinions or certificates listed on the List of Closing Documents attached hereto as Schedule 4.1 and not otherwise listed herein.

(x)	Schedules and Exhibits to this Agreement in form and substance satisfactory to the Lenders.

(xi)	Such other documents as any Lender or its counsel may have reasonably requested.

(xii)	If the initial Credit Extension will include the issuance of a Facility LC (other than the deemed issuance of any Existing Letters of Credit), a properly completed Facility LC Application.
(b)     (i) The Agent (for the benefit of itself and the other parties entitled thereto) and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date (including fees for the account of the Lenders), including (x) to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder, and (y) all accrued and unpaid interest under the Existing Credit Agreement and all accrued and unpaid fees under Sections 2.5(a) and 2.19.4 of the Existing Credit Agreement.
4.2.        Initial Advance to each Additional Foreign Subsidiary Borrower. The Lenders shall not be required to make a Revolving Loan hereunder to or with respect to any Foreign Subsidiary Borrower which may become a party hereto on or after the Closing Date, unless (without duplication of deliveries that may have been made pursuant to Section 4.1 on the Closing Date):
(y)    the Company or such Foreign Subsidiary Borrower has furnished or caused to be furnished to the Agent with sufficient copies for the Lenders, in each case, in form and substance reasonably satisfactory to the Agent:

(i)
In the case of the UK Borrowers, a duly executed and delivered signature page hereto, and in the case of a Dutch Borrower an Assumption Letter executed and delivered by such Dutch Borrower and containing the written consent of each other Borrower, as contemplated by Section 2.24.1.

(ii)
Copies, certified by the Company Secretary, Assistant Secretary, managing director(s) or other authorized representative of such Foreign Subsidiary Borrower, if applicable, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) approving the terms of the entry into and the transactions contemplated by the Assumption Letter and the other Loan Documents to which such Foreign Subsidiary Borrower is a party, authorizing the execution of the incumbency certificate and approving the individuals set out therein to execute all other documents, certificates and notices in connection with the transaction and the Loan Documents on its behalf.

(iii)	Copies, certified by the Company Secretary, Assistant Secretary, managing director(s) or other authorized representative of the constitutional documents of such Foreign Subsidiary Borrower.

(iv)
An incumbency certificate, executed by the Secretary, Assistant Secretary, managing director(s) or other authorized representative of such Foreign Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers, proxyholder or managing director(s) of such Foreign Subsidiary Borrower authorized to sign the Assumption Letter and the other Loan Documents to which such Foreign Subsidiary is a party, and all other documents and notices to be signed or dispatched by it under or in connection with this Agreement or the other Loan Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(v)
(A) A written opinion of counsel to such Foreign Subsidiary Borrower, with respect to the laws of its jurisdiction of organization, addressed to the Agent and the Lenders and (B) a written opinion of U.S. counsel to the Company and such Foreign Subsidiary Borrower, addressed to the Agent and the Lenders.

(vi)	Promissory notes payable to each of the Lenders requesting promissory notes pursuant to Section 2.13(d) hereof.

(vii)
All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act which shall be reasonably satisfactory to all Lenders.

(viii)
In the case of a Dutch Subsidiary, the Agent shall have received from such Dutch Subsidiary (A) an original up-to-date extract from the Chamber of Commerce Trade Register and (B) a confirmation by an authorized signatory of such Dutch Subsidiary that there is no works council with jurisdiction over the transactions as envisaged by any Loan Document, or, if a works council is established, a confirmation that all consultation obligations in respect of such works council have been complied with and that positive unconditional advice has been obtained, attaching a copy of the works council’s advice on the transactions as envisaged by the Loan Documents and a copy of the request for such advice.

(ix)	In the case of a UK Subsidiary, a valid direction from Her Majesty’s Revenue and Customs authorizing such Subsidiary to make interest payments hereunder to any Lender which is:
(A)    a Treaty Lender (as defined in Section 3.6(a)) with no withholding or deduction for or on account of UK Tax; or
(B)    a resident of a jurisdiction having a double taxation agreement with the United Kingdom that makes provision for relief by way of reduction of (rather than exemption from) tax imposed by the United Kingdom on interest and which does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, with the minimum withholding or deduction for or on account of UK Tax resulting from the application of such relief.

(x)	Such other notices, instruments, documents, opinions, documents of title and certificates as any Lender or its counsel may have reasonably requested.
(z)    the Company has, and has caused each applicable Subsidiary to, deliver all such documents, notices, instruments, opinions, documents of title and certificates as shall be required in order to permit the Borrowers to be in compliance with Section 6.21(d) after giving effect to the joinder of such Foreign Subsidiary Borrower hereto.
4.3.    Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	No Default or Unmatured Default exists or would exist immediately after giving effect to such Credit Extension.

(ii)
The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.
Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance or Modification of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.3(i) and (ii) have been satisfied.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each Borrower (as to itself and its Subsidiaries) represents and warrants to the Lenders that:
5.1.    Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in all material respects in each jurisdiction in which its business is conducted, except for any failure (other than by any Loan Party or any Material Foreign Subsidiary) to be in compliance with the foregoing that could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.
5.2.    Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other applicable proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or, in the case of any Foreign Subsidiary Borrower, by any general principles of law limiting its obligations which are specifically referred to on any legal opinion delivered pursuant to Section 4.2.
5.3.    No Conflict; Government Consent. Neither the execution and delivery by each Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement (or any comparable constituent document), as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound (including, without limitation, any Senior Note Documents or Subordinated Indebtedness Documents), or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrowers of the Secured Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.    Financial Statements. (aa) The Historical Financial Statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.
(bb)    All pro forma financial statements or any projections furnished by or on behalf of the Company or any Subsidiary to the Agent or any Lender in connection with the negotiation of, or compliance with, the Loan Documents, were prepared in good faith based upon reasonable assumptions at the time of preparation.
5.5.    Material Adverse Change. Since August 31, 2014, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole (it being understood that the earnings guidance issued by the Company in connection with the fiscal quarters ended November 30, 2014 and February 28, 2015 shall not, individually or taken together, be considered to have given rise to such a material adverse change).
5.6.    Taxes. The Company and its Subsidiaries have filed all material United States federal tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a

Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
5.7.    Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions or any other transactions contemplated by the Loan Documents. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Company and its Subsidiaries have no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8.    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Schedule 1.2 contains an accurate list of all of the Company’s Material Domestic Subsidiaries and their respective jurisdictions of organization as of the Closing Date. Schedule 1.3 contains an accurate list of all of the Company’s Material Foreign Subsidiaries and their respective jurisdictions of organization as of the Closing Date.
5.9.    Employee Benefit Plans. (c) The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $25,000,000, and no Single Employer Plan has any Unfunded Liabilities for which a minimum funding waiver request under Section 412 of the Code or Section 302 of ERISA has been filed or is reasonably anticipated to be filed. Neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $20,000,000 in the aggregate. Each Single Employer Plan complies with all applicable requirements of law and regulations, except for any failure to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; no Reportable Event has occurred with respect to any Plan that, together with all other Reportable Events that have occurred and are continuing, could reasonably be expected to result in liability to the Company and its Subsidiaries in an aggregate amount in excess of $20,000,000; neither the Company nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or Multiple Employer Plan or initiated steps to do so; and no steps have been taken to reorganize any Multiemployer Plan or terminate any Plan under Section 4041(c) or 4042 of ERISA.
(d)    Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Company, its Affiliates or any of its directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, the Company or any of the Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which may give rise to any such penalty, fine, claim, or other liability. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Company or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
5.10.    Accuracy of Information. No information, exhibit or report furnished by any Borrower or any of their respective Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.
5.11.    Federal Reserve Regulations. No part of the proceeds of any Credit Extension has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
5.12.    Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction the compliance with which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
5.13.    Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Furthermore, to the extent that any Dutch Borrower would qualify as a credit institution (kredietinstelling) under the Dutch Financial Supervision Act, it is in compliance therewith.
5.14.    Ownership of Properties. On the Closing Date, the Company and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Agent as owned by the Company and its Subsidiaries, except as sold or otherwise disposed of in the ordinary course of business, other than defects in title that do not in the aggregate materially detract from the value of the property or assets of the Company and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and the Subsidiaries, taken as a whole.
5.15.    Insurance. Schedule 5.15 sets forth a true, complete and correct description of all material insurance maintained by the Company or by the Company for its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Company and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice and have adequate reserves for all deductibles and self-insurance programs.
5.16.    Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that compliance with applicable Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.17.    Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18.    Centre of Main Interests and Establishment. Each Foreign Subsidiary Borrower represents and warrants to the Lenders that its centre of main interests (as that term is used in Article 3(1) of the Regulation) is in its jurisdiction of incorporation and it has no Establishment in any other jurisdiction.
5.19.    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid perfected Liens on all the Collateral in favor of the Agent to the extent required under the Collateral Documents, for the benefit of the Holders of Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral to the extent required under the Collateral Documents, except in the case of (a) Liens permitted under Section 6.15, to the extent any such Lien would have priority over the Liens in favor of the Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) or control to the extent the Agent has not obtained or does not maintain possession or control of such Collateral.
5.20.    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures with respect to compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or Facility LC, use of proceeds or other transaction contemplated by this Agreement violates any Anti-Corruption Law or applicable Sanctions.
5.21.    Solvency. Both before and after giving effect to (a) the initial Credit Extensions to be made or incurred on the Closing Date or such other date as Loans and Facility LCs requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers and (c) the payment and accrual of all fees, costs and expenses in connection with the foregoing, each Loan Party is and will be Solvent.
5.22.    No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

5.23.    Special Representations and Warranties of each Foreign Subsidiary Borrower. Each Foreign Subsidiary Borrower represents and warrants to the Lenders as provided in this Section 5.23 that:
5.23.1.    Filing. To ensure the enforceability or admissibility in evidence of this Agreement and any Notes requested to be issued hereunder by any Foreign Subsidiary Borrower in its jurisdiction of organization (hereinafter referred to as its “Home Country”), it is not necessary that this Agreement or any such Notes or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any such Notes of such Foreign Subsidiary Borrower. To the knowledge of such Foreign Subsidiary Borrower, the qualification by any Lender or the Agent for admission to do business under the laws of its Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Agent of any right, privilege, or remedy afforded to any Lender or the Agent in connection with the Loan Documents to which such Foreign Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against such Foreign Subsidiary Borrower. The performance by any Lender or the Agent of any action required or permitted under the Loan Documents will not (i) to the knowledge of such Foreign Subsidiary Borrower, violate any law or regulation of such Foreign Subsidiary Borrower’s Home Country or any political subdivision thereof, (ii) to the knowledge of such Foreign Subsidiary Borrower, result in any tax (other than any withholding tax for which the Company has provided an indemnity in accordance with the proviso set forth below) or other monetary liability to such party pursuant to the laws of such Foreign Subsidiary Borrower’s Home Country or political subdivision or taxing authority thereof or otherwise (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Agent, the Company hereby agrees to indemnify such Lender or the Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Agent and, to the extent the Company makes such indemnification, the incurrence of such liability by the Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity applicable to such Foreign Subsidiary Borrower of which such Foreign Subsidiary Borrower’s Home Country is a member.
5.23.2.    No Immunity. Neither such Foreign Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Foreign Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.
ARTICLE VI

COVENANTS
During the term of this Agreement:
6.1.    Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Agent (for further distribution to each Lender):

(iv)
Within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Company and the Subsidiaries as of the close of such fiscal year and the results of the operations of the Company and the Subsidiaries during such year, all in reasonable detail, setting forth in comparative form the corresponding statements for the preceding fiscal year. Any such consolidated financial statements shall have been audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, and shall be accompanied by (x) an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (y) any management letter prepared by such accountants and (z) at the reasonable request of the Agent, a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(v)
Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Company and the Subsidiaries as of the close of such fiscal quarter and the results of the operations of the Company and the Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all in reasonable detail and certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of each of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, setting forth in each case in comparative form the corresponding statements for the corresponding period in the preceding fiscal year.

(vi)
No later than 75 days following the first day of each fiscal year of the Company, a budget in form reasonably satisfactory to the Agent (including budgeted statements of income by each of the Company’s business segments and consolidated as to sources and uses of cash and balance sheets) prepared by the Company for each of the four quarters of such fiscal year prepared in the same level of detail as prepared for and delivered to the Company’s board of directors, in each case, of the Company and the Subsidiaries, accompanied by the statement of a Financial Officer of the Company to the effect that the budget is a reasonable estimate for the period covered thereby.

(vii)
Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by one of its Financial Officers showing the calculations necessary to determine compliance with the covenants contained in Section 6.19 and 6.21 of this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and attaching any updates to the Exhibits to the Security Agreement if required pursuant to the terms thereof.

(viii)
As soon as possible and in any event within 10 days after (a) the United Kingdom Pensions Regulator issuing a financial support direction or a contribution notice (as those terms are defined in the United Kingdom Pensions Act 2004) in relation to any Foreign Pension Plan, (b) any amount is due to any Foreign Pension Plan pursuant to Section 75 or 75A of the

United Kingdom Pensions Act 1995, (c) an amount becomes payable under section 75 or 75A of the United Kingdom Pensions Act of 1995 and/or (d) the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by a Financial Officer of the Company, describing such matter or event and the action which the Company proposes to take with respect thereto, in each case, which has resulted in, or could reasonably be expected to result in, liability in an amount in excess of $2,000,000 (or the Approximate Equivalent Amount of any Foreign Currency).

(ix)
Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished. So long as the Company is a public company for reporting purposes under the Exchange Act, compliance with clause (vii) below shall be deemed to be in compliance with this clause (vi).

(x)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the Commission.

(xi)
If requested by the Agent, together with the financial statements required under Section 6.1(i), a certificate of good standing for the Company and (to the extent such concept applies to such entity) each other Person which has pledged collateral in support of the Secured Obligations from the appropriate governmental officer in its jurisdiction of incorporation or organization.

(xii)	Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.
If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Company with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.
6.2.    Use of Proceeds. Each Borrower will, and will cause each Subsidiary to, use the proceeds of each of the Credit Extensions for general corporate purposes, including, without limitation, for Permitted Acquisitions, to refinance certain existing indebtedness and for working capital purposes. No Borrower will, nor will it permit any Subsidiary to, use any of the proceeds of the Advances in violation of, or in any manner inconsistent with, any regulations of the Board, including the provisions of Regulations T, U or X. No Borrower will request any Advance or Facility LC, and no Borrower shall use, nor shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall use, the proceeds of any Advance or Facility LC (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.3.    Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Agent (for further distribution to each Lender) of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4.    Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner as it is presently conducted and in (and only in) lines of business reasonably related to industrial manufacturing and distribution (including the rental of industrial equipment and the provision of services related to industrial equipment) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in all material respects in each jurisdiction in which its business is conducted, in each case, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.5.    Taxes. The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.
6.6.    Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Lender upon reasonable request certificates of insurance as to the insurance carried. The Company shall deliver to the Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Company’s and the Domestic Subsidiary Guarantors’ tangible personal property and assets and business interruption insurance policies naming the Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Agent an additional insured. In the event the Company or any of its Subsidiaries at any time or times after the Closing Date shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Company will furnish to the Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.
6.7.    Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.15. The Company will maintain in effect and enforce in all material respects policies and procedures with respect to compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.8.    Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times in all material respects.
6.9.    Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.
6.10.    Dividends. The Company will not, nor will it permit any Subsidiary to, declare or pay any Dividends, except that:

(i)
(a) Any Wholly-Owned Subsidiary of the Company may pay Dividends to the Company or any Wholly-Owned Subsidiary of the Company and (b) any Subsidiary that is not a Wholly-Owned Subsidiary may pay Dividends to its shareholders generally so long as the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary).

(ii)
So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the payment thereof), the Company may repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of employees, officers or directors of the Company or any of its Subsidiaries; provided that (a) all amounts used to effect such repurchases are obtained by the Company from a substantially concurrent issuance of its common stock (or options to purchase such common stock) to other employees, members of management, executive officers or directors of the Company or any of its Subsidiaries or (b) to the extent the proceeds used to effect any repurchase are not obtained as described in preceding clause (a), the aggregate amount of Dividends paid by the Company pursuant to this Section 6.10(ii) (exclusive of amounts paid as described pursuant to preceding clause (a)) shall not exceed $1,000,000 in any fiscal year of the Company; provided that, in the event that the maximum amount which is permitted to be expended in respect of Dividends during any fiscal year pursuant to this clause (b) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to this clause (b) shall be increased by such unutilized amount.

(iii)
So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the payment thereof), the Company may repurchase outstanding shares of its common stock or equivalents thereof or rights to purchase any of the foregoing issued in connection with the Company’s directors compensation plan; provided that the aggregate amount of shares repurchased paid by the Company pursuant to this Section 6.10(iii) (exclusive of amounts paid as described pursuant to Section 6.10(ii)) shall not exceed $750,000 in any fiscal year of the Company and shall not exceed a maximum of $1,750,000 for all such repurchases made on or after the Closing Date.

(iv)
So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the declaration and payment thereof), the Company may make or pay Dividends with respect to its outstanding common stock; provided that, the Leverage Ratio for the four fiscal quarter period most recently ended as of such date calculated on a pro forma basis reasonably acceptable to the Agent after giving effect to such Dividend (and any

Indebtedness incurred in connection therewith), as if such Dividend (and incurrence of Indebtedness, if any) had occurred on the last day of such period, shall be less than 3.25 to 1.00 or, following the Collateral Release Date, 3.00 to 1.00; provided, further, that the Company shall have furnished to Agent a certificate reasonably acceptable to Agent demonstrating such pro forma compliance in reasonable detail prior to making or paying any such Dividend if (i) the pro forma Leverage Ratio after giving effect to such Dividend would be greater than or equal to 2.75 to 1.00 or, following the Collateral Release Date, 2.50 to 1.00, (ii) any such Dividend (or series of related Dividends) made in any fiscal quarter exceeds $75,000,000 (it being understood that in the case of Dividends made pursuant to an authorized share buyback program, a certificate shall not be required unless and until such threshold is exceeded) or (iii) the Agent so requests.

(v)
So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the declaration and payment thereof) the Company may make or pay additional Dividends with respect to its outstanding common stock not otherwise permitted under this Section 6.10 in an aggregate amount not to exceed $25,000,000 in any fiscal year of the Company.

6.11.    Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Loans and the Reimbursement Obligations.

(ii)	[Reserved]

(iii)
Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred pursuant to Qualified Receivables Transactions in an aggregate amount not to exceed at any time 7.5% Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal quarter).

(iv)	Indebtedness (if any) resulting from any recharacterization of any Permitted Factoring Transaction.

(v)
Indebtedness actually outstanding on the date hereof and listed on Schedule 6.11 (excluding any Indebtedness described in clauses (i) and (iii) and the 2012 Senior Notes), but not any refinancings or renewals thereof.

(vi)
Rate Management Obligations under Rate Management Transactions entered into from time to time by the Company and its Subsidiaries and which the Company in good faith believes will provide protection against its reasonably estimated interest rate, foreign currency or commodity exposure.

(vii)
(a) Capitalized Lease Obligations and (b) Indebtedness pursuant to Sale and Leaseback Transactions, the Attributable Debt of which, together with Capitalized Lease Obligations permitted under clause (a), shall not exceed at any time 5.0% Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal quarter).

(viii)	Intercompany Indebtedness of the Company and its Subsidiaries outstanding to the extent permitted by Section 6.14.

(ix)
Any indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code (Burgerlijk Wetboek)).

(x)
In addition to any Indebtedness permitted by the preceding clause (viii), Indebtedness of any Wholly-Owned Subsidiary to the Company or another Wholly-Owned Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money.

(xi)
Indebtedness under performance bonds, letter of credit obligations to provide security for worker’s compensation claims and bank overdrafts, in each case incurred in the ordinary course of business; provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days of its incurrence.

(xii)
Indebtedness incurred by Foreign Subsidiaries from time to time after the Closing Date, so long as the aggregate principal amount of all Indebtedness (including trade letters of credit) incurred pursuant to this clause (xii) at any time outstanding shall not exceed $100,000,000; provided that the aggregate principal amount of all such Indebtedness incurred by Foreign Subsidiary Borrowers shall not exceed $75,000,000.

(xiii)
Indebtedness of any Person that becomes a Foreign Subsidiary after the Closing Date pursuant to a Permitted Acquisition, so long as such Indebtedness exists at the time of such Permitted Acquisition and is not incurred in contemplation of or in connection with such Permitted Acquisition, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof.

(xiv)
Additional unsecured Indebtedness of the Company and the Domestic Subsidiary Guarantors, including Senior Note Indebtedness and Subordinated Indebtedness; provided, that (a) any senior unsecured Indebtedness of the Company or its Subsidiaries under any notes or convertible notes permitted hereunder and issued under an indenture, loan agreement, note purchase agreement or similar governing instrument or document in a registered public offering or a Rule 144A or other private placement transaction shall only be permitted hereunder to the extent such Indebtedness constitutes, and complies with the terms set forth in the definition of, Senior Note Indebtedness, and (b) any Indebtedness that is subordinated to the payment of the Obligations shall only be permitted hereunder to the extent such Indebtedness constitutes, and complies with the terms set forth in the definition of, Subordinated Indebtedness.

6.12.    Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge (i) into the Company (with the Company being the surviving corporation) or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted Acquisition, provided, in each case, that (a) if a Subsidiary Guarantor merges with another Subsidiary, the surviving entity shall be a Subsidiary Guarantor, (b) if a Foreign Subsidiary Borrower merges with another Subsidiary, the surviving entity shall be a Foreign Subsidiary Borrower and (c) a Domestic Subsidiary shall not merge with or into a Foreign Subsidiary.
6.13.    Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business and consistent with past practices.

(ii)	Any transfer of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction or Permitted Factoring Transaction.

(iii)	Investments to the extent permitted by Section 6.14.

(iv)
Licenses, cross-licenses or sublicenses by the Company and its Subsidiaries of software, trademarks and other intellectual property in the ordinary course of business and which do not materially interfere with the business of the Company or of the Company and the Subsidiaries, taken as a whole.

(v)
The Company and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with ordinary business practice (and not as part of any bulk sale).

(vi)
(A) The Company or any Domestic Subsidiary of the Company that is a Wholly-Owned Subsidiary may sell, transfer or lease Property to the Company or any other Domestic Subsidiary that is a Wholly-Owned Subsidiary, (B) any Foreign Subsidiary Borrower may sell, transfer or lease Property to the Company, a Domestic Subsidiary or another Foreign Subsidiary Borrower and (C) any Foreign Subsidiary (other than a Foreign Subsidiary Borrower) may sell, transfer or lease Property to the Company or any other Subsidiary.

(vii)
Each of the Company and its Subsidiaries may, in the ordinary course of business, sell, lease or otherwise dispose of any assets which, in the reasonable judgment of such Person, are obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business.

(viii)	[Reserved.].

(ix)
The Company or any Domestic Subsidiary may sell Equity Interests in any Foreign Subsidiary to another Foreign Subsidiary; provided, such sale shall be made for cash at fair market value as reasonably determined by the Company or such Domestic Subsidiary.

(x)
Each of the Company and its Subsidiaries may, unless a Default shall have occurred and be continuing, subject to Section 2.7(b)(iii), sell, lease or otherwise dispose of any assets, provided that (A) the aggregate consideration received in respect of all Asset Sales pursuant to this clause (xi) during any four fiscal quarter period shall not exceed 10% of the Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the fiscal quarter most recently completed prior to such disposition) and (B) the aggregate consideration received in respect of all Asset Sales pursuant to this clause (xi) after the Closing Date shall not exceed 15% of the Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the fiscal quarter most recently completed prior to the first such disposition completed after the Closing Date).

(xi)
The Company and its Subsidiaries may enter into one or more Sale and Leaseback Transactions, provided that the Attributable Debt arising therefrom, together with any Capitalized Lease Obligations permitted under Section 6.11(vii)(a) shall not exceed 5% Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal quarter) at any time outstanding.

6.14.    Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(iii)	Cash Equivalent Investments.

(iv)	Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.14.

(v)
Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 6.13(ii) to such a special-purpose entity.

(vi)	Permitted Acquisitions.

(vii)	Investments by the Company or any Subsidiary in the Company or any Domestic Subsidiary.

(viii)
Investments by the Company or any Subsidiary in any Foreign Subsidiary of the Company, provided that the aggregate amount (determined without regard to any write-downs or write-offs thereof) of (x) all such Investments of the Company and the Domestic Subsidiaries in Foreign Subsidiaries made after the Closing Date at any time outstanding and (y) all such Investments of the Foreign Subsidiary Borrowers in other Foreign Subsidiaries made after the Closing Date at any time outstanding shall not exceed $100,000,000; provided, further, that, subject to compliance with each other covenant set forth in this Article VI in connection with any such transaction, (a) the value of any assets (other than cash and cash equivalents) distributed to the Company or any Domestic Subsidiary by a Foreign Subsidiary (directly or indirectly) that are contributed to or otherwise invested in a Foreign Subsidiary substantially concurrently with such distribution (but not more than three Business Days thereafter) and (b) the value of Equity Interests in Foreign Subsidiaries contributed by the Company or any Domestic Subsidiary to a Foreign Subsidiary shall not reduce the aggregate amount available for Investments in Foreign Subsidiaries under this paragraph (vi).

(ix)	[Reserved]

(x)	[Reserved]

(xi)	The purchase by a Foreign Subsidiary of the Equity Interests of another Foreign Subsidiary as described in Section 6.13(x).

(xii)
Other Investments not otherwise permitted by clauses (i) through (ix) above, provided that the aggregate amount of all such Investments made after the Closing Date at any time outstanding (determined without regard to any write-downs or write-offs thereof) shall not exceed $15,000,000.

6.15.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i)
Liens (other than any Lien imposed by ERISA or any Environmental Law) for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business (a) which do not in the aggregate materially detract from the value of the property or assets of the Company and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and the Subsidiaries, taken as a whole, or (b) which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)
Liens (other than any Lien imposed by ERISA) (a) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (b) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (c) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers.

(iv)
Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

(v)
Liens existing on the Closing Date and described in Schedule 6.15, provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase and (ii) such Liens do not encumber any additional assets or properties of the Company or any of its Subsidiaries.

(vi)	Liens in favor of the Agent, for the benefit of the Lenders, in the Facility LC Collateral Account or granted pursuant to any Collateral Document.

(vii)	Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction or Permitted Factoring Transaction.

(viii)	Any Lien of a lessor under a Capitalized Lease on assets subject to such Capitalized Lease securing Capitalized Lease Obligations permitted by Section 6.11(vii).

(ix)
Liens arising out of judgments or awards not giving rise to a Default in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings.

(x)
Any interest or title of a lessor, sublessor, licensee or licensor under any lease (other than a Capitalized Lease) or license agreement permitted by this Agreement, including any Lien filed to prevent the impairment of any such interest.

(xi)	Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods.

(xii)
In the case of any Dutch Subsidiary, Liens created or to be created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers’ Union (Consumenten bond).

(xiii)
Liens on assets of Foreign Subsidiaries (other than Foreign Subsidiary Borrowers); provided that (a) such Liens do not extend to, or encumber, assets which constitute Equity Interests in any of the Company’s Subsidiaries and (b) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.11(xii).

(xiv)
Liens upon assets of the Company or any of its Subsidiaries subject to Sale and Leaseback Transactions to the extent permitted by Section 6.13(xii); provided that (a) in each case, such Liens only serve to secure the payment of Attributable Debt arising under such Sale and Leaseback Transaction and do not encumber any other asset (other than proceeds thereof) of the Company or any Subsidiary of the Company and (b) the aggregate outstanding principal amount of all Attributable Debt secured by Liens permitted by this clause (xiv) shall not at any time exceed, together with all Capitalized Lease Obligations permitted by Section 6.11(vii)(a), 5.0% Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal quarter).

(xv)	Deposit arrangements and pledges of cash or cash equivalents in an aggregate amount not to exceed $5,000,000 at any time to secure Banking Services Obligations.

(xvi)	Liens not otherwise permitted by the foregoing clauses (i) through (xv) to securing liabilities not in excess of, $5,000,000 in the aggregate at any time outstanding.
6.16.    Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate other than in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction, except (i) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction and (ii) any other transaction between the Company and any Subsidiary or between a Subsidiary and another Subsidiary permitted by Section 6.10, 6.11, 6.12, 6.13 or 6.14.
6.17.    Subordinated Indebtedness and Senior Note Indebtedness. The Company will not, and will not permit any Subsidiary to, make any amendment or modification to any indenture, note or other agreement evidencing or governing any Subordinated Indebtedness or Senior Note Indebtedness that is adverse to the interests of the Lenders, or to directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than (i) exchanges of Equity Interests in the Company for Subordinated Indebtedness, (ii) refinancings of Subordinated

Indebtedness using proceeds of Permitted Refinancing Subordinated Indebtedness and (iii) after the issuance of any Subordinated Indebtedness, the exchange of notes evidencing such Indebtedness for notes that have terms substantially identical in all material respects to such original notes, except that such new notes do not contain terms with respect to transfer restrictions; provided, that no such prepayment, defeasance purchase, redemption, retirement or other acquisition of Subordinated Indebtedness shall be in made in violation of the subordination provisions applicable thereto. The Company shall give the Agent five Business Days’ prior written notice of the terms of any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness or Senior Note Indebtedness.
6.18.    Contingent Obligations. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) in respect of customary indemnities (and guarantees thereof) provided in connection with any Asset Sale permitted under Section 6.13, (iv) the Guarantees and guarantees of Indebtedness to the extent that and so long as such Indebtedness is permitted by Section 6.11, provided that (a) only Subsidiary Guarantors may guarantee Indebtedness of the Company other than the Obligations and (b) guarantees of Subordinated Indebtedness of the Company shall be subordinated to the Domestic Subsidiary Guaranty on the same basis, (v) Contingent Obligations existing on the Closing Date and described in Schedule 6.18 (excluding Contingent Obligations with respect to Indebtedness described in clause (iv) above), (vi) guarantees by the Company of obligations of Subsidiaries not constituting Indebtedness in the ordinary course of business and (vii) other Contingent Obligations not otherwise permitted by clauses (i) through (vi) above not exceeding $20,000,000 in the aggregate outstanding at any one time.
6.19.    Financial Covenants.
6.19.1.    Leverage Ratio.
(a)    Prior to the Collateral Release Date.

(i)
At all times from the Closing Date until (but not including) the first fiscal quarter ending on or after the Collateral Release Date, the Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 3.75 to 1.00.

(ii)
Notwithstanding the immediately preceding clause (i), commencing with the first fiscal quarter ending after the Closing Date and prior to the Collateral Release Date, the Leverage Ratio may be up to 4.25 to 1.00 for any fiscal quarter during which the Company or any of its Subsidiaries has entered into a Specified Acquisition (a “Trigger Quarter”) and for the next succeeding fiscal quarter (or, if such Specified Acquisition occurred after the forty-fifth (45th) day of such Trigger Quarter, the Leverage Ratio may be up to 4.25 to 1.00 for such Trigger Quarter and the next two succeeding fiscal quarters); provided, that the Leverage Ratio shall return to 3.75 to 1.00 (or lower) no later than the second fiscal quarter after such Trigger Quarter (or, if such Specified Acquisition occurred after the forty-fifth (45th) day of such Trigger Quarter, no later than the third fiscal quarter after such Trigger Quarter); provided, further, that following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be permitted to occur for purposes of this Section 6.19.1(a) unless and until the Leverage Ratio is less than or equal to 3.75 to 1.00 as of the end of at least one fiscal quarter following the applicable Specified Acquisition.

(b)    From and after the Collateral Release Date.

(i)
Commencing with the first fiscal quarter ending on or after the Collateral Release Date, the Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 3.50 to 1.00.

(ii)
Notwithstanding the immediately preceding clause (i), from and after the Collateral Release Date the Leverage Ratio may be up to 4.00 to 1.00 for any Trigger Quarter and for the next succeeding fiscal quarter (or, if the Specified Acquisition giving rise to such Trigger Quarter occurred after the forty-fifth (45th) day of such Trigger Quarter, the Leverage Ratio may be up to 4.00 to 1.00 for such Trigger Quarter and the next two succeeding fiscal quarters); provided, that the Leverage Ratio shall return to 3.50 to 1.00 (or lower) no later than the second fiscal quarter after such Trigger Quarter (or, if such Specified Acquisition occurred after the forty-fifth (45th) day of such Trigger Quarter, no later than the third fiscal quarter after such Trigger Quarter); provided, further, that following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be permitted to occur for purposes of this Section 6.19.1(b) unless and until the Leverage Ratio is less than or equal to 3.50 to 1.00 as of the end of at least one fiscal quarter following the applicable Specified Acquisition.

6.19.2.    Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than 3.50 to 1.00.
6.20.    Fiscal Year. The Company will not change its fiscal year-end to a date other than August 31.
6.21.    Subsidiary Guarantors; Pledges; Collateral Documentation; Additional Collateral; Further Assurances.
(a)        Material Domestic Subsidiaries. If, at any time after the Closing Date, any Domestic Subsidiary (other than a then existing Domestic Subsidiary Guarantor, ASCP-Weasler Holdings, Inc. or Weasler Engineering, Inc.) shall constitute a Material Domestic Subsidiary, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such Domestic Subsidiary became a Material Domestic Subsidiary. On or prior to the date (x) 30 days after the Closing Date in the case of ASCP-Weasler Holdings, Inc. and Weasler Engineering, Inc. or (y) 30 days after the date specified in any such notice described in the preceding sentence (or, in the case of clause (x) or (y), such longer period as may be agreed by the Agent in its sole discretion) or, if earlier, the date on which such Material Domestic Subsidiary (including ASCP-Weasler Holdings, Inc. and Weasler Engineering, Inc.) becomes party to a guaranty of the Senior Note Indebtedness or any other obligation of the Company, the Company shall cause such Material Domestic Subsidiary to execute and deliver to the Agent a supplement to the Domestic Subsidiary Guaranty, a supplement to the Security Agreement and the Collateral Documents required to be delivered by such Person (and each holder of the Equity Interests of such Person) pursuant to Section 6.21(e) and (h), together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing, (i) if the Company acquires a Material Domestic Subsidiary pursuant to a Permitted Acquisition, the Company may, as an alternative to complying with the preceding sentence, within 30 days after the consummation of such Permitted Acquisition (or such longer period as may be agreed by the Agent in its sole discretion), cause such Material Domestic Subsidiary to merge into, or to transfer all or substantially all of its assets to, the Company or a Domestic Subsidiary Guarantor, and (ii) if any Domestic Subsidiary is a Material Domestic Subsidiary solely because it holds Voting Equity Interests in a Material Foreign Subsidiary, but is not required to pledge such Voting Equity Interests pursuant to the last sentence of Section 6.21(b), then such Domestic Subsidiary shall not be required to become a Domestic Subsidiary Guarantor pursuant to this Section 6.21(a).
(b)    Material Foreign Subsidiaries. If, at any time after the Closing Date, any first-tier Foreign Subsidiary (other than a Foreign Subsidiary listed on Schedule 1.3) shall constitute a Material Foreign Subsidiary, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such Foreign Subsidiary became a Material Foreign Subsidiary. Within 30 days after the date specified in such notice (or such longer period as may be agreed by the Agent in its sole discretion), the Company shall, and/or shall cause each Domestic Subsidiary to, if and to the extent that each of them holds any Equity Interest in such Material Foreign Subsidiary, execute and deliver to the Agent a new Foreign Law Pledge Agreement (as determined by the Agent in its reasonable discretion), together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to create a perfected, first priority security interest in the Equity Interests in such Material Foreign Subsidiary, provided that such pledges, individually or collectively, with respect to any Foreign Subsidiary shall not exceed the Applicable Pledge Percentage of the Voting Equity Interests in such Foreign Subsidiary. The Company or any particular Domestic Subsidiary shall not be required to execute and deliver a Foreign Law Pledge Agreement pursuant to this Section 6.21(b) if such entity directly holds 35% or less of the Voting Equity Interests in such Foreign Subsidiary and, as a result of the limitation set forth in the preceding sentence, the Company can comply with this Section 6.21(b) without the pledge of such Voting Equity Interests.
(c)    Minimum Requirements.

(i)
85% of Company and Domestic Subsidiaries. At all times after the Leverage Ratio is greater than 2.75 to 1.00 (or greater than 2.50 to 1.00 following the Collateral Release Date) until the Leverage Ratio is less than such level, if (x) the aggregate assets of the Company and the Domestic Subsidiary Guarantors (other than Equity Interests in Subsidiaries) shall fail to represent 85% or more of the aggregate assets of the Company and its Domestic Subsidiaries (other than Equity Interests in Subsidiaries) as of such time or (y) such entities on an aggregate basis shall fail to be responsible for 85% or more of the aggregate operating income of the Company and its Domestic Subsidiaries for the four fiscal quarter period then ended, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such failure arose. Within 30 days after the date specified in such notice (or such longer period as may be agreed by the Agent in its sole discretion), the Company shall, and shall cause its Domestic Subsidiaries (whether or not they are Material Domestic Subsidiaries) to, comply with Section 6.21(a) (but without duplication of the 30-day grace period provided in this clause (c)(i) and solely if such failure arose after the Collateral Release Date, without the requirement to execute and deliver to the Agent a supplement to the Security Agreement and the Collateral Documents required to be delivered by such Person (and each holder of the Equity Interests of such Person) pursuant to Section 6.21(e) and (h)) to the extent necessary to cure the conditions giving rise to such failure.

(ii)
Guarantees of Other Obligations. If, at any time after the Closing Date, any Subsidiary of the Company that is not party to the Domestic Subsidiary Guaranty shall become party to a guaranty of the Senior Note Indebtedness or any other obligation of the Company, the Company shall immediately notify the Agent thereof and cause such Subsidiary to comply with Section 6.21(a) (but without giving effect to the 30-day grace period provided therein).

(d)    Foreign Subsidiary Borrowers. Notwithstanding the foregoing requirements of this Section 6.21, all of the Equity Interests of a Foreign Subsidiary Borrower and the Foreign Subsidiaries of the Company that directly or indirectly own the Equity Interests of such Foreign Subsidiary Borrower shall be pledged to the Agent to secure the Obligations owing by such Foreign Subsidiary Borrower and, to the extent permitted by applicable law, each other Foreign Subsidiary Borrower. If, at any time after the Closing Date, the Company or any Subsidiary shall possess any Equity Interests of any such Subsidiary, the Company shall immediately notify the Agent thereof and the Company shall, and/or shall cause each Subsidiary to, if and to the extent that each of them holds any Equity Interest in any such Subsidiary, immediately execute and deliver to the Agent a new Foreign Law Pledge Agreement (as determined by the Agent in its discretion), together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to create a perfected, first priority security interest in all of the Equity Interests in such Subsidiary securing the Obligations owing by the applicable Foreign Subsidiary Borrower and, to the extent permitted by applicable law, each other Foreign Subsidiary Borrower.
(e)    Collateral Documentation. The Company will cause, and will cause each Domestic Subsidiary Guarantor to cause, all owned Property (other than real property) (as more fully described in the Security Agreement) to be subject at all times to first priority, perfected security interests in favor of the Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.15 hereof. Without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Subsidiary directly owned by the Company or any Domestic Subsidiary Guarantor to be subject at all times to a first priority, perfected Lien in favor of the Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations in accordance with the terms and conditions of the Security Agreement.
(f)    Releases.

(i)
The Lenders hereby irrevocably authorize the Agent to, and the Agent shall, release any Liens granted to the Agent by the Loan Parties on any Collateral (i) upon the termination of the all Revolving Loan Commitments, the expiration or termination of all Facility LCs and payment and satisfaction in full in cash of all Secured Obligations (other than contingent indemnity obligations), (ii) upon the Company’s request following the date upon which (a) the Company’s S&P Rating is BBB- (with stable outlook) or better and (b) the Company’s Moody’s Rating is Baa3 (with stable outlook) or better (provided, that if either S&P or Moody’s is unwilling to provide a rating following the use of reasonable efforts by the Company to obtain such rating, the parties will use the comparable rating of a substitute rating agency to be agreed by the Company and the Agent); provided, that following any such release of Liens, the Leverage Ratio shall be adjusted as described in Section 6.19.1(b), (iii) constituting property being sold, transferred or otherwise disposed of (including, pursuant to a Qualified Receivables Transaction or Permitted Factoring Transaction) if the Company certifies to the Agent that such sale, transfer or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry) provided that after such release the Company remains in compliance with Section 6.21(c) or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to this Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)
The Lenders hereby irrevocably authorize the Agent to, and the Agent shall, in the event of a sale, transfer or other disposition of all of the Equity Interests of any Domestic Subsidiary Guarantor if the Company certifies to the Agent that such sale, transfer or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (x) release such Domestic Subsidiary Guarantor from its obligations under the Domestic Subsidiary Guaranty and each other Loan Document to which it is a party and (y) release any Liens granted to the Agent by such Domestic Subsidiary Guarantor on any Collateral (or by its parent on the Equity Interests of such Domestic Subsidiary Guarantor), provided that (i) such Domestic Subsidiary Guarantor is concurrently released from any obligations it may have with respect to Subordinated Indebtedness and Senior Note Indebtedness and (ii) after such release the Company remains in compliance with Section 6.21(c).

(g)    Certain Foreign Law Pledge Agreements.

(xi)
Notwithstanding the foregoing provisions of this Section 6.21, the Company shall (or shall cause the applicable Subsidiary to) on or prior to the date thirty (30) days following the Closing Date (or such later date as the Agent shall agree in its sole discretion), execute and deliver to the Agent either an amendment and/or reaffirmation of each Foreign Law Pledge Agreement executed and delivered (or reaffirmed or otherwise in effect) under the Existing Credit Agreement (an “Existing Foreign Law Pledge Agreement”) that is governed by the laws of France or Hong Kong, or a substitute Foreign Law Pledge Agreement therefor, in any such case, as deemed appropriate under the applicable local law of such Foreign Law Pledge Agreement, together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to provide the Agent with a perfected, first priority security interest in the Equity Interests of the Foreign Subsidiary subject to such Foreign Law Pledge Agreement; it being understood and agreed that no such amendment, reaffirmation, substitution or supporting documentation shall be required with respect to the Existing Foreign Law Pledge Agreement governed by the laws of Germany.

(xii)
Notwithstanding the foregoing provisions of this Section 6.21, reaffirmation and supporting documentation in connection with each Existing Foreign Law Pledge Agreement governed by the laws of the United Kingdom (an “Existing UK Foreign Law Pledge”) shall be delivered as a condition to the Closing Date, other than with respect to the Mortgage over Shares dated July 5, 2012 by the Borrower over its shares in Actuant Acquisitions Limited, in favor of JP Morgan Chase bank, N.A. (the “Existing AAL Foreign Law Pledge”).

(xiii)
Notwithstanding the foregoing provisions of this Section 6.21, the parties hereto acknowledge that the Borrower is in the process of transferring its Equity Interests in Actuant Acquisitions Limited to Actuant International Holdings, Inc. Accordingly, the Company shall on or prior to the date sixty (60) days following the Closing Date (or such later date as the Agent shall agree in its sole discretion), execute and deliver to the Agent either an amendment and/or reaffirmation of the Existing AAL Foreign Law Pledge (in the event ownership remains with the Borrower), or a substitute Foreign Law Pledge Agreement by Actuant International Holdings, Inc., in either case, together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to provide the Agent with a perfected, first priority security interest in the Equity Interests of Actuant Acquisitions Limited.

(xiv)
Notwithstanding the foregoing provisions of this Section 6.21, the Company shall on or prior to the date sixty (60) days following the Closing Date (or such later date as the Agent shall agree in its sole discretion), cause the applicable Subsidiaries to deliver one or more share pledges with respect to the Applicable Pledge Percentage of Equity Interests in ATU Hungary Holding Kft (which, in the Agent’s sole discretion as reflected in the applicable Collateral Documents, may be accomplished by a pledge of all of Engineered Solutions, L.P.’s Equity Interests in ATU Hungary Holding Kft and none of Actuant Hungary Holding Kft’s Equity Interests in ATU Hungary Holding Kft), together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to provide the Agent with a perfected, first priority security interest in such Equity Interests.

(xv)
Effective as of the Closing Date, the Lenders and the Agent hereby waive any “Default” or “Unmatured Default” under and as defined in the Existing Credit Agreement occurring prior to date hereof resulting from a failure of the Company to comply with Section 6.21 (b) of the Existing Credit Agreement. Except as specifically waived pursuant to the preceding sentence, the execution, delivery and effectiveness of this Agreement shall not (i) operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Existing Credit Agreement, the Existing Loan Documents, the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith or (ii) constitute a course of dealing or create any implication that the Agent or the Lenders would be willing under any circumstances in the future to provide the Company with any additional waivers, amendments or other accommodations.

(h)    Additional Collateral; Further Assurances.

(i)
Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents, as applicable), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

(ii)
If any assets of a type constituting Collateral under the Security Agreement are acquired by the Company or a Domestic Subsidiary Guarantor after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Company will notify the Agent thereof, and, if requested by the Agent, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in Section 6.21(h)(i), all at the expense of the Company.
6.22.    Centre of Main Interests and Establishment. No Foreign Subsidiary Borrower shall without the prior written consent of the Agent, take any action that shall cause its registered office or centre of main interests (as that term is used in Article 3(1) of the Regulation) to be situated outside of its jurisdiction of incorporation, or cause it to have an Establishment situated outside of its jurisdiction of incorporation.
ARTICLE VII

DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1.    Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
7.2.    Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within three Business Days after the same becomes due.
7.3.    The breach by the Company of any of the terms or provisions of Section 6.2, 6.3 or 6.10 through 6.22.
7.4.    The breach by any Loan Party (i) of Section 6.1 which is not remedied within ten days after the occurrence of such breach or (ii) (other than a breach which constitutes a Default under another Section of this Article VII) of any of the other terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after the occurrence of such breach.
7.5.    Failure of the Company or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date (or, in the case of any Receivables Facility Attributable Indebtedness, cause such Indebtedness to amortize or liquidate or terminate the reinvestment of collections or proceeds of receivables); or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, provided, that the occurrence of any of the foregoing with respect to Receivables Facility Attributed Indebtedness shall not constitute a Default hereunder so long as the aggregate outstanding amount thereof does not exceed the Available Aggregate Revolving Loan Commitment; or the occurrence of an early termination under any Rate Management Transaction resulting from (i) any event of default under such Rate Management Transaction as to which the Company or any Subsidiary is the defaulting party or (ii) any termination event as to which the Company or any Subsidiary is an affected party and, in either event, the termination value or other similar obligation owed by the Company or such Subsidiary as a result thereof is in excess of $10,000,000 and remains unpaid; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.6.    Any Borrower or any Material Subsidiary shall (i) have an order for relief entered with respect to it under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
7.7.    Without the application, approval or consent of any Borrower or any Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for a Borrower or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against any Borrower or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8.    A UK Insolvency Event shall occur in respect of any UK Borrower or any Material Subsidiary that is a UK Subsidiary, or any other UK Relevant Entity.
7.9.    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.10.    The Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, but excluding any portion thereof which is covered by independent third-party insurance so long as the insurer is reasonably likely to be able to pay, has not disputed coverage and has accepted a tender of defense and indemnification or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
7.11.    The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $25,000,000, or any Reportable Event shall have occurred with respect to any Plan that, together with all other Reportable Events that have occurred and are continuing, could reasonably be expected to result in liability to the Company and its Subsidiaries in an aggregate amount in excess of $20,000,000, or any Single Employer Plan shall have any Unfunded Liabilities for which a minimum funding waiver request has been filed under Section 412 of the Code or Section 302 of ERISA.
7.12.    The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum.
7.13.    The Company or any of its Subsidiaries shall have been notified that any of them has, in relation to a Foreign Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or otherwise is liable to pay an amount which, when aggregated with all other amounts required to be paid to Foreign Pension Plans by the Company or any other member of the Controlled Group, exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum, or the equivalent sum in the applicable currency.
7.14.    Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Loan Document to which it is a party, or any Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect.
7.15.    Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.
7.16.    Any Change in Control shall occur.
ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Company will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, and (b) upon notice to the Company and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

8.1.2.    If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
8.1.3.    Notwithstanding anything to the contrary herein, the portions of the Collateral Shortfall Amount attributable to LC Obligations for Facility LCs issued in Foreign Currencies shall be deposited in the applicable Foreign Currencies in the actual amounts of such LC Obligations. For purposes of determining the Collateral Shortfall Amount under this Agreement, the LC Obligations shall be calculated using the applicable Exchange Rate on the date notice cash collateralization is delivered to the Company (or on the date of any Default described in Section 7.6 or 7.7 with respect to any Borrower).
8.1.4.    The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Company to the Lenders or the LC Issuer under the Loan Documents.
8.1.5.    At any time while any Default is continuing, neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After this Agreement has terminated in accordance with Section 2.7(c), any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Company or paid to whomever may be legally entitled thereto at such time.
8.1.6.    At any time while any Default is continuing, the Agent may, with the consent of the Required Lenders, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
8.1.7.    If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to a Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.
8.2.    Amendments.
(a)    Subject to the provisions of this Section 8.2 and other than in the case of a Dutch Borrower Amendment or an Incremental Term Loan Amendment, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall:

(i)
Reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby.

(ii)
Postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Loan Commitment or Term Loan Commitment, without the written consent of each Lender directly affected thereby.

(iii)
Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters without the consent of each Lender (or, in the case of the percentage specified in the definition of Required Revolving Lenders, without the consent of each Revolving Lender) (it being understood that, solely with the consent of the parties prescribed by Section 2.5(c) to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Revolving Loan Commitments, Revolving Loans and Term Loans are included on the Closing Date).

(iv)	Increase the amount of the Revolving Loan Commitment or Term Loan Commitment of any Lender hereunder without the consent of such Lender.

(v)	Permit any Borrower to assign its rights under this Agreement without the written consent of each Lender.

(vi)	Amend this Section 8.2 without the written consent of each Lender.

(vii)	Amend the definition of “Agreed Currency” set forth in Section 1.1 without the written consent of each Lender directly affected thereby.

(viii)
Release any Domestic Subsidiary Guarantor, except in connection with a disposition of all of the Equity Interests of a Domestic Subsidiary Guarantor otherwise permitted by the Loan Documents, or, except as provided in the Collateral Documents, release all or substantially all of the Collateral, in any such case, without the written consent of each Lender.

(ix)
(A) Release the Company from its obligations under Section 16.1 or (B) unless at such time no other Foreign Subsidiary Borrowers are party hereto, release any Foreign Subsidiary Borrower from its obligations under any Subsidiary Guaranty without the written consent of each Lender.

(x)	Amend Sections 11.2 or 11.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby.
(b)    No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be affective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.2. No amendment to Section 2.21 shall be effective without the written consent of the Agent, the LC Issuer and the Swing Line Lender.
(c)    Notwithstanding the foregoing, (i) this Agreement may be amended or amended and restated pursuant to an Incremental Term Loan Amendment pursuant to Section 2.5(c) with only the consents prescribed by such Section, (ii) this Agreement may be amended pursuant to a Dutch Borrower Amendment pursuant to Section 2.24 with only the consents prescribed by such Section and (iii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Company (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Agent and (if such Non-Consenting Lender is a Revolving Lender) each LC Issuer and the Swing Line Lender shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2, 3.5 and 3.6, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)    Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
8.3.    Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2 or such Loan Documents, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until this Agreement terminates as described in Section 2.7(c).
ARTICLE IX

GENERAL PROVISIONS

9.1.    Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent, the LC Issuer and the Lenders and, subject to Section 1.3, supersede all prior agreements and understandings among the Borrowers, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letters described in Section 10.13, which shall survive and remain in full force and effect during the term of this Agreement.
9.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6.    Expenses; Indemnification. (i) The Company shall reimburse the Agent and the Arrangers for any costs, internal charges and reasonable out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as IntraLinks®), review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Agent, the Arrangers, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, the Arrangers, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arrangers, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of, or protection of its rights under, the Loan Documents.
(ii)    The Company hereby further agrees to indemnify the Agent, the Arrangers, the LC Issuer, each Lender, their respective affiliates, and each of such Person’s respective directors, officers, employees, agents and advisors, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses arising from any claim, litigation, investigation or any proceeding or preparation therefor whether or not such claim, litigation, investigation or proceeding is brought by a Borrower or its respective equity holders, Affiliate, creditor or any other third Person, and whether the Agent, the Arrangers, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, any or any actual or alleged presence or release of hazardous materials on or from any Property owned or operated by the Company or any of its Subsidiaries, or any environmental liability related in any way to the Company or any of its Subsidiaries, except in any such case, to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any indemnitee hereunder (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the Company under this Section 9.6 shall survive the termination of this Agreement.
9.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.
9.8.    Accounting. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in the treatment of operating leases under GAAP that would change the classification of any such lease as of the Closing Date (and any similar lease entered into after the Closing Date shall be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease).
9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.    Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, the Arrangers, the LC Issuer nor any Lender shall have any advisory, agent or fiduciary responsibilities to any Borrower. Neither the Agent (except to the limited extent as provided by Section 12.3.4 relating to maintaining the Register), the Arrangers, the LC Issuers nor any Lender shall have any advisory, agent or fiduciary responsibilities to the Borrowers or any other Loan Party or any of their respective Affiliates or any other Person. No Lender or any of its Affiliates has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by applicable law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
9.11.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.11 or (2) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section 9.11, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
9.12.    Disclosure. The Borrowers and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Company and its Affiliates.
9.13.    USA PATRIOT ACT; European “Know Your Customer” Checks.
9.13.1.    Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA PATRIOT Act.
9.13.2.    If (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (b) any change in the status of a Borrower after the date of this Agreement; or (c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of clause (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any

Lender) or any Lender (for itself or, in the case of the event described in clause (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents.
9.14.    English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, the Company shall deliver to the Agent (for distribution to the Lenders) an English translation of such financial statements.
9.15.    Borrower Limitations. Each Borrower shall be liable for its Obligations (including, without limitation, Loans extended to it). The Company shall be liable for each Foreign Subsidiary Borrower’s Obligations. Each Foreign Subsidiary Borrower shall be liable for each other Foreign Subsidiary Borrower’s Obligations to extent set forth in its respective Subsidiary Guaranty, but shall in no event be liable for any of the Company’s Obligations. Each Domestic Subsidiary Guarantor shall guaranty the repayment of all Obligations, irrespective of the Borrower that incurs such Obligations.
9.16.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
ARTICLE X

THE AGENT
10.1.    Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan

Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.
10.2.    Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.
10.3.    General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
10.4.    No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any Borrower’s or any such guarantor’s respective Subsidiaries.
10.5.    Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.    Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.
10.7.    Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1, 4.2 and 4.3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
10.8.    Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Pro Rata Shares of the applicable amount (i) for any amounts not reimbursed by the Company for which the Agent is entitled to reimbursement by the Company under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent, (ii) any indemnification required pursuant to Section 3.5.6 shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement; provided, however, that any such amounts relating solely to the Term Loan Facility (as determined by the Agent in its sole discretion) shall be reimbursed by the Term Loan Lenders ratably in proportion to their respective Term Loan Pro Rata Shares thereof and any such amounts relating solely to the Revolving Loan Facility (as determined by the Agent in its sole discretion) shall be reimbursement by the Revolving Lenders ratably in proportion to their respective Revolving Loan Pro Rata Shares thereof.
10.9.    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10.    Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Loan Commitment, its Term Loan Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.
10.11.    Lender Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Agent or Arrangers hereunder, neither the Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrowers or any of their respective Affiliates that may come into the possession of the Agent or Arrangers (whether or not in their respective capacity as Agent or Arranger) or any of their Affiliates.
10.12.    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.
10.13.    Agent and Arranger Fees. Without limiting the continuing applicability of any fee letters delivered in connection with the Existing Credit Agreement, the Company agrees to pay to the Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower and the Arrangers in connection with this Agreement.
10.14.    Delegation to Affiliates. The Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.
10.15.    Collateral Matters.
10.15.3.    In its capacity, the Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code. Each Lender authorizes the Agent to enter into and amend pursuant to, and in accordance with, Section 8.2 each Guaranty, Collateral Document or related intercreditor agreement to which it is or may become a party and to take all action contemplated by such documents (it being agreed that clauses (vii) and (ix) of the proviso in Section 8.2(a) shall apply to amendments to any Loan Document). Each Lender agrees that no Holder of Secured Obligations (other than the Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Holders of Secured Obligations.
10.15.4.    Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.
10.16.    Guaranty and Collateral Releases.
10.16.3.    The Lenders hereby authorize the Agent, at its option and in its discretion, to permit the release of any Domestic Subsidiary Guarantor from the Domestic Subsidiary Guaranty or of any Lien granted to or held by the Agent upon any Collateral (i) as described in Section 6.21(f); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Documents; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release any particular Subsidiary Guarantor or particular types or items of Collateral pursuant hereto.
10.16.4.    Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Company, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
10.17.    Parallel Debt.
10.17.2.    The Company hereby irrevocably and unconditionally undertakes to pay to the Agent an amount equal to the aggregate amount due (verschuldigd) in respect of (i) its Obligations (including its Obligations pursuant to Clause 16.1 of the Credit Agreement) and (ii) all Rate Management Obligations and Banking Services Obligations owing by the Company to one or more Lenders or their respective Affiliates, in each case, as they may exist from time to time. The payment undertaking of the Company to the Agent under this Section 10.17.1. is hereinafter referred to as the “Parallel US Debt”. Each Dutch Borrower (together with the Company, each a “Parallel Debt Obligor”) hereby irrevocably and unconditionally undertakes to pay to the Agent an amount equal to the aggregate amount due (verschuldigd) in respect of (i) its Obligations (including its Obligations pursuant to the relevant Guaranty) and (ii) all Rate Management Obligations and Banking Services Obligations owing by such Dutch Borrower to one or more Lenders or their respective Affiliates, in each case, as they may exist from time to time. The payment undertaking of each Dutch Borrower to the Agent under this Section 10.17.1 is hereinafter to be referred to as the “Parallel Foreign Debt”. The Parallel US Debt and each Parallel Foreign Debt are hereinafter also to be referred to as a “Parallel Debt”.
10.17.3.    Each Parallel Debt will be payable in the currency or currencies of the corresponding Obligations, Rate Management Obligations or Banking Services Obligations, respectively.
10.17.4.    Any obligation under the Parallel Debt of any Parallel Debt Obligor shall become due and payable (opeisbaar) as and when and to the extent one or more of the corresponding Obligations, Rate Management Obligations and Banking Services Obligations, respectively, become due and payable. Each of the parties hereto agree that a Default in respect of the Obligations, the Rate Management Obligations or the Banking Services Obligations shall constitute a default (verzuim) within the meaning of Article 3:248 Netherlands Civil Code with respect to the relevant Parallel Debt of a Parallel Debt Obligor as well without any notice being required therefor.

10.17.5.    Each of the parties hereto acknowledges that:
(a)    The Parallel Debt of each Parallel Debt Obligor constitutes an undertaking, obligation and liability of such Parallel Debt Obligor to the Agent which is separate and independent from, and without prejudice to, the Obligations, the Rate Management Obligations or the Banking Services Obligations; and
(b)    The Parallel Debt of each Parallel Debt Obligor represents the Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of such Parallel Debt from such Parallel Debt Obligor and shall not constitute the Agent and any holder of Obligations, the Rate Management Obligations or the Banking Services Obligations, as joint creditors (hoofdelijk schuldeisers) of any Obligation, the Rate Management Obligations and the Banking Services Obligations.
It being understood that the amount which may become payable by a Parallel Debt Obligor as its Parallel Debt shall never exceed the total of the amounts which are payable by it under its Obligations, Swap Obligations and Banking Services Obligations.
10.17.6.    The Agent and the Holders of Secured Obligations agree that, to the extent the Agent irrevocably (onaantastbaar) receives any amount in payment of any Parallel Debt, it shall distribute such amount among the Holders of Secured Obligations that are creditors of the corresponding Obligations, Rate Management Obligations or Banking Services Obligations in accordance with the provisions of this Agreement. Upon irrevocable (onaantastbaar) receipt by the Agent of any amount in payment of the Parallel Debt of a Parallel Debt Obligor (the “Received Amount”), the corresponding Obligations, Rate Management Obligations or Banking Services Obligations of such Parallel Debt Obligor shall be reduced by amounts totaling an amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the relevant Obligations, Rate Management Obligations or Banking Services Obligations on the date of receipt by the Agent of the Received Amount.
10.17.7.    The parties hereto acknowledge and agree that, for purposes of a Dutch pledge, any resignation by the Agent is not effective until its rights under each Parallel Debt of a Parallel Debt Obligor is assigned to the successor Agent.
10.18.    French Security. Each Lender, on behalf of itself and its Affiliates, hereby appoints the Agent to register, perform and enforce any security interest (sûreté réelle) granted by Actuant International Holdings, Inc., a Delaware corporation, or any other Loan Party under the laws of the Republic of France in order to secure the performance and payment of the Secured Obligations.
10.19.    Syndication Agents; Documentation Agents. None of the Lenders identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.
ARTICLE XI

SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS

11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of a Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due (it being understood and agreed that deposits of any Foreign Subsidiary Borrower or Indebtedness held or owing by a Lender to or for the credit or account of any Foreign Subsidiary Borrower shall be offset by such Lender and applied only toward any Obligations incurred by or on behalf of a Foreign Subsidiary Borrower to that Lender).
11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Revolving Credit Exposure or its Term Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4, 3.5 or 3.6 or as otherwise provided herein, it being understood and agreed that if a Borrower is entitled to deduct amounts from any sum payable to a Lender in respect of taxes by operation of Section 3.5 or 3.6 and is not required to pay the full amount deducted to such Lender in accordance with such Sections, such Lender shall not be entitled to the benefits of this Section 11.2 with respect to the amount so deducted) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Revolving Credit Exposure and Term Loans held by the other Lenders so that after such purchase the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or Term Loans, as the case may be, and participations in Facility LCs and Swing Line Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares, Revolving Loan Pro Rata Shares and Term Loan Pro Rata Shares, as the case may be. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
11.3.    Application of Proceeds. Any proceeds of Collateral received by the Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company) or (ii) after a Default has occurred and is continuing and the Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agent and the LC Issuer from any Loan Party (other than in connection with Rate Management Obligations and Banking Services Obligations), second, to pay accrued and unpaid interest and fees then due and payable on the Loans ratably, third, pro rata, to payment of the principal outstanding on Loans, the Banking Services Obligations constituting Secured Obligations and the net early termination payments and any other Rate Management Obligations then due and unpaid from the Company or its Subsidiaries to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal, such Banking Services Obligations and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them, and fourth, to the payment of any other Secured Obligations (other than those listed above) due to the Agent or any Lender by the Company or any Subsidiary pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them. Notwithstanding the foregoing, amounts received by any Loan Party shall not be applied to any Excluded Swap Obligations of such Loan Party. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.    Participations.
12.2.2.    Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities other than an Ineligible Institution (“Participants”) participating interests in any Outstanding Revolving Credit Exposure owing to such Lender, any Term Loans of such Lender, any Note held by such Lender, any Revolving Loan Commitment or any Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Revolving Credit Exposure and/or Term Loans, as applicable, and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the

“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Loan Commitments, Term Loan Commitments, Loans, Facility LCs or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Loan Commitments, Term Loan Commitments, Loan, Facility LCs or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
12.2.3.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Revolving Credit Exposure, Term Loans, Revolving Loan Commitment, Term Loan Commitment or Facility LC in which such Participant has an interest which would require consent of the Lender from which such Participant purchased its participation under clauses (i) through (v) of Section 8.2.
12.2.4.    Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 3.6, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.5 or 3.6 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.
12.3.    Assignments.
12.3.2.    Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities other than an Ineligible Institution (“Purchasers”) all or any part of its rights and obligations under the Loan Documents subject to the following conditions:

(vi)
Each such assignment shall be of a constant and not varying ratable or non-pro rata percentage (as between the Term Loan Facility and the Revolving Facility) of the assigning Lender’s rights and obligations under the Loan Documents;

(vii)
Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto; including, to the extent applicable, an agreement incorporating an assignment by reference to a Platform as to which the Agent and the parties to the assignment are participants;

(viii)
Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loan Commitment (if any) and Term Loans, as applicable, of the assigning Lender or (unless each of the Company and the Agent otherwise consents; provided that the consent of the Company shall not be required if a Default has occurred and is continuing) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Revolving Loan Commitment or Outstanding Revolving Credit Exposure (if the Revolving Loan Commitment has been terminated) and/or the outstanding Term Loan Commitment (if any) or Term Loans subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment;

(ix)
Except in the case of an assignment to an existing Lender that has advanced a Revolving Loan to each Dutch Borrower, the amount of such assignment with respect to a borrowing made to a Dutch Borrower shall always be at least €50,000 (or its equivalent in another Agreed Currency) unless an assignment is made to any Person which qualifies as a professional market party (professionele markt partij) under the Dutch Financial Supervision Act;

(x)
The Purchaser (A) if it is a Non-U.S. Lender, shall have delivered tax certificates described in Section 3.5, which indicate that such Non-U.S. Lender is exempt from any withholding tax under the laws of the United States on payments by the Company in such jurisdiction, (B) in the case of an assignment of any Revolving Loan Commitment or Revolving Loan, shall have confirmed that it is exempt from any withholding tax under the laws of the Netherlands on payments by Dutch Borrowers (unless the Company has confirmed in writing its intention not to add any Dutch Borrowers to this Agreement under Section 2.24.1, or, following the addition of any Dutch Borrower under Such Section 2.24.1, all Dutch Borrowers have been removed from this Agreement pursuant to Section 2.24.2) and (C) in the case of an assignment of any Revolving Loan Commitment or Revolving Loan, shall have provided to the Agent for the onward transmission to the relevant UK Borrower, in respect of Loans made to a UK Borrower, a tax certificate in the form set forth in the Exhibit G attached hereto (unless all UK Borrowers have been removed from this Agreement pursuant to Section 2.24.2), except, in the case of clauses (A) and (B), to the extent the assigning Lender was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding taxes pursuant to Section 3.5; and

(xi)
So long as no Default shall have occurred and be continuing, no such assignment shall be made to any Person that is not capable of lending (A) Agreed Currencies to each Borrower and (B) each Type of Loan.

12.3.3.    Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that (i) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof, and (ii) the consent of the Company shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective. Except for an assignment of Term Loans, the consent of each LC Issuer and the Swing Line Lender shall be required prior to an assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.
12.3.4.    Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loan Commitment (if any) and Term Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loan Commitment (if any) and Term Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Commitments have terminated, the Revolving Loan Credit Exposure) or Term Loan Commitment (if any) and Term Loans, as appropriate, as adjusted pursuant to such assignment.
12.3.5.    Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments and Term Loan Commitments of, and

principal amounts of (and interest on) the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.
12.4.    Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
12.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.4.
ARTICLE XIII

NOTICES
13.1.    Notices; Electronic Communication.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(xv)	if to any Borrower or any other Loan Party, to:
Actuant Corporation
N86 W12500 Westbrook Crossing
Menomonee Falls, WI 53051
Attention: Terry M. Braatz
Phone: (262) 293-1537
Fax: (262) 373-7497

(xvi)	if to the Agent (except as set forth in clause (iii) below), to:
JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Mail Code: IL1-0011
Chicago, IL 60603-2003
Attn: Leonida Mischke
Phone: (312) 385-7055
Fax: (312) 385-7096

(xvii)	if to the Agent in respect of a Borrowing Notice or Conversion/Continuation Notice for an Advance denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, to:

J.P. Morgan Europe Limited
25 Bank Street,
Canary Wharf,
London E14 5JP, United Kingdom
Attention: The Manager
Telecopy: 44-207-777-2360
Email: loan_and_agency_london@jpmorgan.com

(with a copy to the Agent at the address specified in clause (ii) above)

(xviii)	if to JPMorgan in its capacity as an LC Issuer, to:
J.P. Morgan Standby LC Service – Corporate Client Banking
131 South Dearborn, 5th Floor
Mail Code: IL1-0236
Chicago, IL 60603
Email: jpm.stanbylc.ccb@jpmorgan.com

(xix)	if to any other Person in its capacity as LC Issuer, at the address specified by such Person to the Company and the Agent upon such Person becoming an LC Issuer hereunder; and

(xx)	if to a Lender, to it at its address (or telecopier number) set forth in its administrative questionnaire furnished to the Agent.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto, except that a Lender shall be required to give such notice only to the Company and the Agent.
(d)    Electronic Systems.

(i)
The Company agrees that Agent may, but shall not be obligated to, make Communications (as defined below) available to the LC Issuers and the other Lenders by posting the Communications on a Platform or a substantially similar Electronic System.

(ii)
Any Electronic System used by Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any LC Issuer or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section, including through an Electronic System.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; WAIVERS
14.1.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Subject to the qualifications provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent, and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
14.2.    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal

Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
14.3.    Waiver of Defaults under Existing Credit Agreement. As of the date hereof, each of the Lenders party to the Existing Credit Agreement and the Agent waives all “Defaults” and “Unmatured Defaults” that may have occurred prior to the date hereof under the Existing Credit Agreement and that have been previously disclosed to the Agent and such Lenders. The foregoing waiver in this Section 14.3 shall not (i) be deemed to constitute a waiver of any future breach of this Agreement or any other Loan Documents, or (ii) establish a custom or course of dealing among the Agent, the Lenders, the Borrowers and the Guarantors.
ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.2.    CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THE AGENT, THE LC ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
15.3.    WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
15.4.    AGENT FOR SERVICE OF PROCESS. EACH FOREIGN SUBSIDIARY BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN ANY PROCEEDING REFERRED TO IN SECTION 15.2 AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE MADE BY MAILING OR

DELIVERING A COPY THEREOF TO IT CARE OF COMPANY AT ITS ADDRESS FOR NOTICES SET FORTH IN ARTICLE XIII OF THIS AGREEMENT.
ARTICLE XVI

GUARANTY
16.1.    Company Guaranty. In order to induce the Lenders to extend credit to the Foreign Subsidiary Borrowers hereunder, and to induce the Lenders or their Affiliates to provide Banking Services to, and enter into Rate Management Transactions with, Subsidiaries of the Company, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of (i) the Obligations of such Foreign Subsidiary Borrowers and (ii) the Rate Management Obligations and Banking Services Obligations of any Subsidiary of the Company owing by such Subsidiaries to one or more Lenders or their respective Affiliates (the obligations described in clauses (i) and (ii) being referred to collectively in this Article XVI as the “Guaranteed Subsidiary Obligations”). The Company further agrees that the due and punctual payment of any such Guaranteed Subsidiary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Subsidiary Obligations.
The Company waives presentment to, demand of payment from and protest to any Borrower or Subsidiary of any of the Guaranteed Subsidiary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. This guaranty is absolute and unconditional, and the obligations of the Company hereunder shall not be affected by (a) the failure of the Agent, the LC Issuer, any Lender or any Affiliate of a Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document, any instrument, document or agreement evidencing Banking Services Obligations or Rate Management Obligations, or otherwise; (b) any extension or renewal of any of the Guaranteed Subsidiary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any instrument, document or agreement evidencing Banking Services Obligations or Rate Management Obligations or any other instrument, document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Subsidiary Obligations; or (e) any other act (other than payment of the Guaranteed Subsidiary Obligations), omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Subsidiary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Agent, the LC Issuer, any Lender or any Affiliate of a Lender to any balance of any deposit account or credit on the books of the Agent, the LC Issuer, any Lender or any Affiliate of a Lender in favor of any Borrower or any other Person.
The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Subsidiary Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Subsidiary Obligations, any impossibility in the performance of any of the Guaranteed Subsidiary Obligations or otherwise.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Subsidiary Obligation is rescinded or must otherwise be restored by the Agent, the LC Issuer, any Lender or any Affiliate of a Lender upon the bankruptcy or reorganization of any Borrower, any other Subsidiary or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Agent, the LC Issuer, any Lender or any Affiliate of a Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Foreign Subsidiary Borrower or any Subsidiary to pay any Guaranteed Subsidiary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Agent, forthwith pay, or cause to be paid, to the Agent, in cash an amount equal to the unpaid principal amount of such Guaranteed Subsidiary Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Guaranteed Subsidiary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than at the address of the Agent specified in Article XIII and if, by reason of any adoption of, or change in, any law or regulation, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Guaranteed Subsidiary Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Agent, disadvantageous to the Agent, the LC Issuer, any Lender or any Affiliate of a Lender, in any material respect, then, at the election of the Agent, the Company shall make payment of such Guaranteed Subsidiary Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or at the address of the Agent specified in Article XIII, and, as a separate and independent obligation, shall indemnify the Agent, the LC Issuer and each Lender (or its Affiliate) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Foreign Subsidiary Borrower or any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of this Agreement in accordance with Section 2.7(c).
Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations in accordance with Section 2.7(c).
16.2.    Foreign Subsidiary Borrower Guaranty. On the date a Foreign Subsidiary becomes a Foreign Subsidiary Borrower hereunder, whether on the Closing Date or pursuant to Section 2.24., (i) such Foreign Subsidiary shall, to the extent permitted by applicable law, execute and deliver in favor of the Agent, for the benefit of the Lenders, a guaranty of payment of the Obligations of each other Foreign Subsidiary Borrower and (ii) each other Borrower shall, to the extent permitted by applicable law, execute and deliver a guaranty (or, as applicable, a reaffirmation of guaranty) of payment of the Obligations of such Foreign Subsidiary Borrower, in each case, in form and substance reasonably satisfactory to the Agent, together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request.

Notwithstanding the foregoing, no Dutch Borrower shall be liable under such Guaranty to the extent that, if it were so liable, its entry into such Guaranty would violate sections 2:98c or 2:207 of the Dutch Civil Code (Burgerlijk Wetboek).
16.3.    Limitation on Obligations of Foreign Subsidiary Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no Foreign Subsidiary Borrower shall be liable hereunder for any of the Loans made to, or any other Obligation incurred solely by or on behalf of, the Company or any other Loan Party which is a Domestic Subsidiary.
16.4.    Keepwell. The Company hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Specified Swap Obligations. The obligations of the Company under this Section 16.4 shall remain in full force and effect until a discharge of the Guaranteed Obligations (as defined in the applicable Subsidiary Guaranty) in accordance with the terms hereof and the other Loan Documents. The Company intends that this Section 16.4 constitute, and this Section 16.4 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
IN WITNESS WHEREOF, the Company, the Borrowers, the Lenders, the LC Issuers and the Agent have executed this Agreement as of the date first above written.
ACTUANT CORPORATION
as the Company and as a Borrower

By:    /s/ Terry M. Braatz
Name: Terry M. Braatz
Title: Treasurer
ACTUANT LIMITED,
as a Borrower

By:    /s/ Terry M. Braatz
Name: Terry M. Braatz
Title: Director

ACTUANT FINANCE LIMITED,
as a Borrower

By:    /s/ Terry M. Braatz
Name: Terry M. Braatz
Title: Director

JPMORGAN CHASE BANK, N.A.,
as a Lender, as an LC Issuer and as Agent

By:    /s/ Richard Barritt
Name: Richard Barritt
Title: Vice President

Jurisdiction of tax residence: US
DTTP Scheme number: 13/M/0268710/DTTP
BANK OF AMERICA, N.A.,
as an LC Issuer and as a Lender

By:    /s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

Jurisdiction of tax residence: USA
DTTP Scheme number: 13/B/7418/DTTP
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an LC Issuer and as a Lender

By:    /s/ Thomas P. Trail
Name: Thomas P. Trail
Title: Director

Jurisdiction of tax residence: USA
DTTP Scheme number: 13/W/61173/DTTP
U.S. BANK NATIONAL ASSOCIATION,
as an LC Issuer and as a Lender

By:    /s/ Monica A. Stariha
Name: Monica A. Stariha
Title: Vice President

Jurisdiction of tax residence: United States
DTTP Scheme number: 13/u/62184/DTTP

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:    /s/ Brian P. Fox
Name: Brian P. Fox
Title: Vice President

Jurisdiction of tax residence: UNITED STATES
DTTP Scheme number: 13/K/216374DTTP
BMO HARRIS BANK N.A.,
as a Lender

By:    /s/ Ronald J. Carey
Name: Ronald J. Carey
Title: Senior Vice President

Jurisdiction of tax residence: United States
DTTP Scheme number: 13/B359708/DTTP
SUNTRUST BANK,
as a Lender

By:    /s/ Chris Hursey
Name: Chris Hursey
Title: Director

Jurisdiction of tax residence: United States
DTTP Scheme number: 13/S.67712/DTTP
ROYAL BANK OF CANADA,
as a Lender

By:    /s/ Jason C. Hedrick
Name: Jason C. Hedrick
Title: Authorized Signatory

CITIZENS BANK, N.A.,
as a Lender

By:    /s/ Stephen A. Maenhout
Name: Stephen A. Maenhout
Title: Senior Vice President

Jurisdiction of tax residence: U.S.A.
DTTP Scheme number: 13/R/356159/DTTP
PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:    /s/ James P. McMullen
Name: James P. McMullen
Title: Senior Vice President

Jurisdiction of tax residence: United States of America
DTTP Scheme number: 13/P/63904/DTTP
BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:    /s/ Kurt Anstaett
Name: Kurt Anstaett
Title: Senior Vice President

Jurisdiction of tax residence: United States
DTTP Scheme number: 13/B/357522/DTTP
MUFG UNION BANK, N.A.,
as a Lender

By:    /s/ Michael Gardner
Name: Michael Gardner
Title: Director

Jurisdiction of tax residence: United States of America
DTTP Scheme number: 13/U/216367/DTTP

THE NORTHERN TRUST COMPANY,
as a Lender

By:    /s/ Murtuza Ziauddin
Name: Murtuza Ziauddin
Title: Vice President

Jurisdiction of tax residence: USA
DTTP Scheme number: 013/N/60122/DTTP
ASSOCIATED BANK, N.A.,
as a Lender

By:    /s/ Brian Cota
Name: Brian Cota
Title: Vice President

Jurisdiction of tax residence: United States of America
DTTP Scheme number: Not a DTTP Lender

COMMITMENT SCHEDULE

Lender	Revolving Loan Commitments	Initial Term Loan Commitments	Total Commitments
JPMorgan Chase Bank, N.A.	$60,666,666.67	$30,333,333.33	$91,000,000.00
Bank of America, N.A.	$60,666,666.67	$30,333,333.33	$91,000,000.00
Wells Fargo Bank, National Association	$60,666,666.67	$30,333,333.33	$91,000,000.00
U.S. Bank National Association	$60,666,666.67	$30,333,333.33	$91,000,000.00
KeyBank National Association	$48,000,000.00	$24,000,000.00	$72,000,000.00
BMO Harris Bank N.A.	$48,000,000.00	$24,000,000.00	$72,000,000.00
SunTrust Bank	$48,000,000.00	$24,000,000.00	$72,000,000.00
Royal Bank of Canada	$48,000,000.00	$24,000,000.00	$72,000,000.00
Citizens Bank, N.A.	$34,000,000.00	$17,000,000.00	$51,000,000.00
PNC Bank, National Association	$34,000,000.00	$17,000,000.00	$51,000,000.00
Branch Banking and Trust Company	$34,000,000.00	$17,000,000.00	$51,000,000.00
MUFG Union Bank, N.A.	$23,333,333.33	$11,666,666.67	$35,000,000.00
The Northern Trust Company	$23,333,333.33	$11,666,666.67	$35,000,000.00
Associated Bank, N.A.	$16,666,666.66	$8,333,333.34	$25,000,000.00
Total Allocations	$600,000,000.00	$300,000,000.00	$900,000,000.00

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Rate	1.00%	1.25%	1.50%	1.75%	2.00%	2.25%
ABR	0.00%	0.25%	0.50%	0.75%	1.00%	1.25%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Commitment Fee	0.15%	0.175%	0.20%	0.25%	0.30%	0.35%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Pricing Leverage Ratio is less than 0.75 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Pricing Leverage Ratio is less than 1.25 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Pricing Leverage Ratio is less than 1.75 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Pricing Leverage Ratio is less than 2.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Pricing Leverage Ratio is less than 3.25 to 1.00.

“Level VI Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Company has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Pricing Leverage Ratio” means at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company

EXH. A-1
ACTIVE 207422756v.3

most recently ended as of such date. As of the end of any fiscal quarter, the Company may use Net Consolidated Indebtedness instead of Consolidated Indebtedness to determine the Pricing Leverage Ratio; provided that as of such date of determination no Loans (other than Term Loans) are outstanding under this Agreement. For purposes of this definition, if at any time the Pricing Leverage Ratio is being determined the Company or any Subsidiary shall have completed a Permitted Acquisition or an Asset Sale since the beginning of the relevant four fiscal quarter period, the Pricing Leverage Ratio shall be determined on a pro forma basis reasonably acceptable to the Agent after giving effect to such Acquisition or Asset Sale, as if such Permitted Acquisition or Asset Sale, any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

For the period from the Closing Date until the receipt of the Company’s Financials for the first full fiscal quarter ending after the Closing Date, the Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on Level IV Status. Thereafter, the Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXH. A-2

EXHIBIT A

[Reserved]

EXH. A-3

EXHIBIT B

COMPLIANCE CERTIFICATE
Dated as of [_____________]

To:	The Lenders party to the Credit Agreement described below
This Compliance Certificate is furnished pursuant to that certain Fifth Amended and Restated Credit Agreement dated as of May 8, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Actuant Corporation, a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders and as an LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected [Chief Financial Officer] [Treasurer] [Controller] [principal accounting officer] of the Company;
2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements (the fiscal quarter ended on the last day of the accounting period covered by the attached financial statements is referred to below as the “Fiscal Quarter”);
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
4.    Schedule I [and Schedule II] attached hereto set[s] forth financial data and computations evidencing the Company’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct; and
5.    Annex A attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance (including, without limitation, any updates to the Exhibits to the Security Agreement as required by Section 4.12 thereof).

EXH. B-1

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I [and Schedule II] hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ____ day of ____________, 20___.
ACTUANT CORPORATION

By:______________________
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

EXH. B-2

Consolidated EBITDA
+/– Consolidated Net Income (Loss)	$__________
+	+__________
+	+__________
+	+__________
+	+__________
+	+__________
+	+__________
+	+__________
+	+__________
+	+ __________
+	+__________
+	+__________
+	+__________
- extraordinary gains	- ___________
- gains from sales of assets other than inventory sold in the ordinary course of business	- ___________
Consolidated EBITDA	=__________

A.    LEVERAGE RATIO (Section 6.19.1)
Calculate the Leverage Ratio for the four-fiscal quarter period ended on the last day of the Fiscal Quarter, by dividing Consolidated Indebtedness by Consolidated EBITDA. If a Permitted Acquisition or Asset Sale has occurred during the applicable four-quarter period, calculate the Leverage Ratio on a pro forma basis reasonably acceptable to the Agent (describe in reasonable detail on Schedule II hereto pro forma adjustments for Permitted Acquisitions and Asset Sales, if any, during such four-quarter period).

EXH. B-3

Net Consolidated Indebtedness may be used instead of Consolidated Indebtedness to calculate the Leverage Ratio if each of the following conditions are satisfied: (1) the Company did not use Net Consolidated Indebtedness instead of Consolidated Indebtedness to calculate the Leverage Ratio at the end of the immediately preceding Fiscal Quarter, (2) the current Fiscal Quarter is not a Holiday Quarter, and (3) there were no Loans outstanding (other than Term Loans) under the Credit Agreement as of the calculation date of this Compliance Certificate.

Consolidated Indebtedness as of the last day of the Fiscal Quarter	$___________
Consolidated EBITDA	$___________
(a) Actual Leverage Ratio for Fiscal Quarter	____ to 1.00
(b) Maximum permitted Leverage Ratio for Fiscal Quarter	[[3.75 to 1.00] [4.25 to 1.00 due to Specified Acquisition completed on ________, 20__]] [[3.50 to 1.00] [4.00 to 1.00 due to Specified Acquisition completed on ________, 20__]]

EXH. B-4

B.    INTEREST COVERAGE RATIO (Section 6.19.2)
Calculate the Interest Coverage Ratio for the four-fiscal quarter period ended on the last day of the Fiscal Quarter, as follows:

Consolidated EBITDA	$ ___________
Consolidated Interest Expense	$___________
(a) Actual Interest Coverage Ratio for Fiscal Quarter	____ to 1.00
(b) Minimum Permitted Interest Coverage Ratio	3.50 to 1.00

EXH. B-5

C.	MATERIAL DOMESTIC SUBSIDIARY AND MATERIAL FOREIGN SUBSIDIARY CLASSIFICATION (DEFINITIONS, SECTION 6.21(a), (b))
1.    Material Domestic Subsidiaries
(a) 7.5% of the Consolidated Assets of the Company and its
Subsidiaries as of the last day of the Fiscal Quarter            $_________
(b) 7.5% of the Consolidated Operating Income of the Company
and its Subsidiaries for the Fiscal Quarter                $_________

(c) Identify on Exhibit A hereto each Domestic Subsidiary of the Company (i) that directly holds any Equity Interest in any Material Foreign Subsidiary as of the end of the Fiscal Quarter, (ii) directly or indirectly holds any Equity Interest in a Foreign Subsidiary Borrower or (iii) on a consolidated basis with its Subsidiaries, (A) had assets as of the last day of the Fiscal Quarter (other than Equity Interests in Material Foreign Subsidiaries) that exceeded the amount set forth in Item C.1(a) or (B) was responsible for a portion of the Consolidated Operating Income of the Company and its Subsidiaries for the Fiscal Quarter in excess of the amount set forth in Item C.1(a) (excluding, with respect to any of the foregoing clauses (i), (ii) and (iii), any Domestic Subsidiary that is a special purpose Subsidiary created to engage solely in a Qualified Receivables Transaction); and
(d) indicate on Exhibit A hereto whether each such Domestic Subsidiary is a Domestic Subsidiary Guarantor.

2.	Material Foreign Subsidiaries (a) 10.0% of the Consolidated Assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter $_________
(b) 10.0% of the Consolidated Operating Income of the Company
and its Subsidiaries for the Fiscal Quarter                $_________

(c) Identify on Exhibit A hereto each Foreign Subsidiary of the Company any Equity Interest of which are held by the Company or any Domestic Subsidiary and that, on a consolidated basis with its Subsidiaries, (i) had assets as of the last day of the Fiscal Quarter that exceeded the amount set forth Item C.2(a) or (ii) was responsible for a portion of the Consolidated Operating Income of the Company and its Subsidiaries for the Fiscal Quarter in excess of the amount set forth in Item C.2(b); and

(d) indicate on Exhibit A hereto whether any Equity Interests in any such Foreign Subsidiary have not been pledged to the Agent as and to the extent required pursuant to Section 6.21(b).

EXH. B-6

D.    ADDITIONAL GUARANTORS AND PLEDGED FOREIGN SUBSIDIARIES (SECTION 6.21(c))

(i)    85% of Company and Domestic Subsidiaries.

1.	85.0% of the aggregate assets of the Company and its Domestic Subsidiaries (other than Equity Interests in Subsidiaries) as of the last day of the Fiscal Quarter $_________

2.	The aggregate assets (other than Equity Interests in Subsidiaries) of the Company and the Domestic Subsidiary Guarantors as of the last day of the Fiscal Quarter $_________

3.	Does Item D.i.2 exceed Item D.i.1? Yes/No

4.	85.0% of the aggregate operating income of the Company and its Domestic Subsidiaries for the Fiscal Quarter $_________

5.	The operating income of the Company and the Domestic Subsidiary Guarantors for the Fiscal Quarter $_________

6.	Does Item D.i.5 exceed Item D.i.4? Yes/No
(ii)    Additional Guarantors and Pledged Subsidiaries.

1.
If the answer indicated in either of Item D.i.3 or D.i.6 is “No”, indicate on Exhibit B hereto additional Domestic Subsidiaries that shall become Domestic Subsidiary Guarantors in accordance with Section 6.21(a) or 6.21(c) and/or additional Foreign Subsidiaries the Equity Interests of which shall be pledged in accordance with Section 6.21(b), in each case such that, after giving effect to such additional Guarantors and Collateral (and the compliance of any additional Domestic Subsidiaries with the terms of Sections 6.21(a) and the pledge of Equity Interests of any additional Foreign Subsidiaries pursuant to Section 6.21(b)), the calculations set forth in this Section D would result in the answers set forth in such Items being “Yes”.

2.
Provide on Exhibit B hereto detailed calculations demonstrating, as applicable, either (i) that the answer indicated in both Items D.i.3 and D.i.6 is “Yes” or (ii) compliance with the foregoing Item D.ii.1.

EXH. B-7

EXHIBIT A
TO
SCHEDULE 1 of COMPLIANCE CERTIFICATE

Material Domestic Subsidiaries

    Material Domestic Subsidiaries                Guarantor (Y/N)

_________________________                ________________________

_________________________                ________________________

_________________________                ________________________

_________________________                ________________________
Material Foreign Subsidiaries

    Material Foreign Subsidiary                Equity Interests Pledged (Y/N)

_________________________                ________________________

_________________________                ________________________

_________________________                ________________________

_________________________	________________________

EXHIBIT B
TO
SCHEDULE 1 of COMPLIANCE CERTIFICATE

[Additional Guarantors]

[Additional Pledged Foreign Subsidiaries]

EXH. B-8

Calculations of Compliance with Section 6.21(c)
SCHEDULE II TO COMPLIANCE CERTIFICATE
[Add detail as applicable]

ANNEX A TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

EXH. B-9

EXHIBIT C
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    __________________________________
2.    Assignee:    __________________________________, [an Affiliate/Approved Fund                 of [identify Lender]]
3.    Company:    Actuant Corporation, a Wisconsin corporation
4.    Agent:        JPMorgan Chase Bank, N.A., as the Agent under the Credit Agreement
5.    Credit Agreement:    Fifth Amended and Restated Credit Agreement dated as of May 8, 2015 among Actuant Corporation, a Wisconsin corporation, the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Agent.
6.    Assigned Interest:

Facility Assigned (Revolving/Term)	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
	$	$	_______%
	$	$	_______%
	$	$	_______%

EXH. C-1

7.    Trade Date:    ____________________________________

Effective Date: ____________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to

ASSIGNOR
[NAME OF ASSIGNOR]

By:_________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_________________________________
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Agent [[, as an LC Issuer and as Swing Line Lender]

By:____________________________
Title:

[_________], as an LC Issuer]

By:____________________________
Title:

EXH. C-2

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Company, any other Borrower or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
1.2.    Assignee. The Assignee (a) represents and warrants and agrees that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) it shall indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee (including, in the case of any assignment of a Revolving Loan Commitment or Revolving Loans, a duly completed tax certificate in the form of Exhibit G to the Credit Agreement (Form of UK Tax Certificate)) and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement

EXH. C-3

Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXH. C-4

EXHIBIT D-1
FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation, a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders and as an LC Issuer.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.5(c) of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Revolving Loan Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more existing Lenders to increase the amount of its Revolving Loan Commitment and/or to participate in such a tranche;
WHEREAS, the Company has given notice to the Agent of its intention to [increase the Aggregate Revolving Loan Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.5(c); and
WHEREAS, pursuant to Section 2.5(c) of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Loan Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Loan Commitment increased by $[__________], thereby making the aggregate amount of its total Revolving Loan Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].
2. The Company hereby represents and warrants that no Default or Unmatured Default has occurred and is continuing on and as of the date hereof.
3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Illinois.
5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

EXH. D-1-1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]

By:____________________________________
Name:
Title:

Accepted and agreed to as of the date first written above:

ACTUANT CORPORATION

By:______________________________________
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.,
as Agent

By:______________________________________
Name:
Title:

EXH. D-1-2

EXHIBIT D-2
FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), to the Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation, a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders and as an LC Issuer.
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.5(c) thereof that any bank, financial institution or other entity may [extend Revolving Loan Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Agent, by executing and delivering to the Company and the Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Loan Commitment with respect to Revolving Loans of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].
2. The undersigned Augmenting Lender (a) represents and warrants and agrees that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to become a Lender under the Credit Agreement, (ii) its payment instructions and notice instructions are as set forth in Schedule 1 to this Supplement, (iii) none of the funds, monies, assets or other consideration used to make Loans will be “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (iv) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement and to extend Revolving Loan Commitments and make Loans on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) attached as Schedule 1 to this Supplement is any documentation required to be delivered by the Augmenting Lender with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Augmenting Lender (including, in the case of any Revolving Loan Commitment to make Revolving Loans, a duly completed tax certificate in the form of Exhibit G to the Credit Agreement (Form of UK Tax Certificate)) and (b) agrees that (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished

EXH. D-1-3

pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto.
3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]
4. The Company hereby represents and warrants that no Default or Unmatured Default has occurred and is continuing on and as of the date hereof.
5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Illinois.
7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

EXH. D-1-4

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ACTUANT CORPORATION

By:_____________________________________
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.,
as Agent

By:_____________________________________
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Agent [, an LC Issuer and Swing Line Lender]

By:____________________________
Title:

[_________], as an LC Issuer]

By:____________________________
Title:

EXH. D-1-5

EXHIBIT E-1

NOTE FOR REVOLVING LOANS
____________, 20__
[Actuant Corporation, a Wisconsin corporation] [[_______], a company organized under the laws of [_______]] (the “Borrower”), promises to pay to the order of ______________________________________ (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined), in immediately available funds in Dollars or the applicable Agreed Currency at the office of JPMorgan Chase Bank, N.A., as Agent, specified in Article XIII of the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on such Revolving Loans in full on the Revolving Loan Termination Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each such Revolving Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015 (which, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Credit Agreement”), among Actuant Corporation, a Wisconsin corporation, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto, including the Lender, the LC Issuers and JPMorgan Chase Bank, N.A., as Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to certain Guarantees, all as more specifically described in the Credit Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.
The Borrower hereby waives presentment, demand, protest and any notice (except as to notice specifically set forth in the Agreement) of any kind. No failure to exercise and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

EXH. E-1-1

This Note shall be governed by and construed in accordance with the internal laws (including, without limitation, 735 ILCS Section 105/5-1 et seq., but otherwise without regard to the conflict of laws provisions) of the State of Illinois, but giving effect to federal laws applicable to national banks.

[ACTUANT CORPORATION]
[FOREIGN SUBSIDIARY BORROWER]

By:
Name:
Title:

EXH. E-1-2

EXHIBIT E-2

NOTE FOR TERM LOANS
____________, 20__
Actuant Corporation, a Wisconsin corporation (the “Borrower”), promises to pay to the order of ____________________________________ (the “Lender”) the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined), in immediately available funds in Dollars at the office of JPMorgan Chase Bank, N.A., as Agent, specified in Article XIII of the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on such Term Loans on the dates and in the amounts specified in the Credit Agreement.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each such Term Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015 (which, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto, including the Lender, the LC Issuers and JPMorgan Chase Bank, N.A., as Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to certain Guarantees, all as more specifically described in the Credit Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.
The Borrower hereby waives presentment, demand, protest and any notice (except as to notice specifically set forth in the Agreement) of any kind. No failure to exercise and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

EXH. E-1-3

This Note shall be governed by and construed in accordance with the internal laws (including, without limitation, 735 ILCS Section 105/5-1 et seq., but otherwise without regard to the conflict of laws provisions) of the State of Illinois, but giving effect to federal laws applicable to national banks.

ACTUANT CORPORATION

By:
Name:
Title:

EXH. E-1-4

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF _________________,
DATED __________,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXH. E-1-5

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF _________________,
DATED __________,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXH. E-1-6

EXHIBIT F

FORM OF ASSUMPTION LETTER

To the Agent and the Lenders
party to the Credit Agreement
referred to below
Ladies and Gentlemen:
Reference is made to that certain Fifth Amended and Restated Credit Agreement dated as of May 8, 2015 among Actuant Corporation, a Wisconsin corporation (the “Company”), the undersigned (upon the effectiveness of this Assumption Letter and the satisfaction of certain other conditions), the other Foreign Subsidiary Borrowers party thereto the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent and contractual representative for the Lenders (in such capacity, the “Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and used herein are used herein as defined therein.
The undersigned, [_____________], a company organized under the laws of [_____________] (the “Subsidiary”), wishes to become a “Foreign Subsidiary Borrower” under the Credit Agreement, and accordingly hereby agrees that from the date hereof it shall become a “Foreign Subsidiary Borrower” under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Loans made to it and performance of all of its other obligations thereunder, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to the “Borrowers” or a “Foreign Subsidiary Borrower.” Without limiting the generality of the foregoing, the Subsidiary hereby represents and warrants that: (i) the representations and warranties set forth in Section 5.23 of the Credit Agreement are true and correct on and as of the date hereof, and (ii) it has heretofore received a true and correct copy of the Credit Agreement (including any amendments or modifications thereof or supplements or waivers thereto) as in effect on the date hereof. In addition, the Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement.
CHOICE OF LAW. THIS ASSUMPTION LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
This Assumption Letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

EXH. F-1

IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Assumption Letter as of the date and year first above written.
[NAME OF SUBSIDIARY]

By::
Name:
Title:

Acknowledged by:
JPMORGAN CHASE BANK, N.A.,
as Agent

By: _____________________________________
Name:
Title:

ACTUANT CORPORATION, as the Company

By: _____________________________________
Name:
Title:
[FOREIGN SUBSIDIARY BORROWERS]

EXH. F-2

REAFFIRMATION OF THE LOAN PARTIES
Each of the undersigned hereby acknowledges receipt of the foregoing Assumption Letter. Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement referred to in the foregoing Assumption Letter. Without in any way establishing a course of dealing by the Agent or any Lender, each of the undersigned Loan Parties reaffirms the terms and conditions of each and every Loan Document to which it is a party, and each such Loan Party acknowledges and agrees that such Loan Documents executed by it in connection with the Credit Agreement remain in full force and effect and are hereby ratified, reaffirmed and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so amended by the Assumption Letter and as the same may from time to time hereafter be amended, restated, supplemented or otherwise modified. The failure of any Loan Party to sign this Reaffirmation shall not release, discharge or otherwise affect the obligations of any of the Loan Parties hereunder or under any of the Loan Documents.

[EACH LOAN PARTY]

By: ____________________________
Name:
Title:

EXH. F-3

(i)    EXHIBIT G
(ii)    FORM OF UK TAX CERTIFICATE
(b)
To: JPMorgan Chase Bank, N.A. as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

ACTUANT CORPORATION and OTHERS – Fifth Amended and Restated Credit Agreement dated as of May 8, 2015 (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this certificate unless given a different meaning in this certificate.
2.     We refer to Clause 12.3.1(v) of the Agreement:
The New Lender confirms by checking the relevant box that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is:

(xiii)	a Lender:

(i)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Loan Document; or

(b)	(i) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made,

(i)	and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

a company resident in the United Kingdom for United Kingdom tax purposes; or

a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(c)
(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under a Finance Document in computing the chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) of that company; or

a Treaty Lender; or

a building society (as defined for the purpose of section 880 of the Income Tax Act 2007) making an advance under a Loan Document; or

none of the above.

3.	This certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this certificate.

4.
The New Lender confirms (for the benefit of the Agent and without liability to any Borrower) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]),]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the UK Borrowers that:

(a)    each UK Subsidiary which is a Borrower as at the date on which the New Lender becomes a Lender under the Agreement (the “Transfer Date”) must, to the extent that the New Lender becomes a Lender under a Loan which is made available to that UK Subsidiary pursuant to Article II (The Credits) of the Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 Business Days of the Transfer Date; and
(b)    each UK Subsidiary which becomes a Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under a Loan which is made available to that UK Subsidiary pursuant to Article II (The Credits) of the Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 Business Days of becoming a Borrower.

(i)    EXHIBIT H
(ii)    FORM OF SUBSIDIARY BORROWER TERMINATION

JPMorgan Chase Bank, N.A.
as Agent for the Lenders referred to below
10 South Dearborn, 7th Floor
Mail Code: IL1-0011
Chicago, IL 60603-2003
Attn: Leonida Mischke
Fax: (312) 385-7096

[Date]
Ladies and Gentlemen:
The undersigned, Actuant Corporation, a Wisconsin corporation (the “Company”), refers to the Fifth Amended and Restated Credit Agreement dated as of May 8, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of Illinois.
Very truly yours,

ACTUANT CORPORATION

By:_________________________________

                         Name:

                         Title:

Schedule 1.2
Initial Material Domestic Subsidiaries

Material Domestic Subsidiary	Jurisdiction of Organization
Actuant Electrical, Inc.	New York
Actuant International Holdings, Inc.	Delaware
Engineered Solutions, L.P.	Indiana
Weasler Engineering, Inc.	Delaware
ASCP-Weasler Holdings, Inc.	Delaware

Other Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Organization
ATU M.E. Investments LLC	Nevada
Actuant UK Holdings, LLC	Delaware
B.W. Elliott Manufacturing Co., LLC	New York
Cortland Company, Inc.	Delaware
GB Tools & Supplies, LLC	Delaware
Hydratight Operations, Inc	Delaware
Maxima Holding Company, Inc.	Delaware
Maxima Holdings – Europe, Inc.	Delaware
Maxima Technologies & Systems, LLC	Delaware
Precision-Hayes International Inc.	Delaware
PSL Holdings, Inc.	Texas
Sanlo, Inc.	Delaware
Versa Technologies, Inc.	Delaware

Schedule 1.3
Initial Material Foreign Subsidiaries

Material Foreign Subsidiary	Jurisdiction of Organization
Actuant Europe Holdings SAS	France
Actuant Global Sourcing, Ltd.	Hong Kong
ATU Hungary Holding Kft.	Hungary

Other Foreign Subsidiaries whose Stock is Pledged

Foreign Subsidiary	Jurisdiction of Organization
Actuant International Limited.	U.K.
Actuant Finance Limited	U.K.
Actuant Limited	U.K.
Actuant Acquisitions Limited	U.K.
Enerpac GmbH	Germany

Schedule 1.4
Initial Foreign Law Pledgors and Foreign Law Pledge Agreements

Foreign Law Pledgor	Jurisdiction	Pledged Subsidiary	Pledged Subsidiary’s Jurisdiction
Actuant International Holdings, Inc.	Delaware	Actuant Europe Holding SAS	France
Actuant Europe Holding SAS	France	Actuant International Limited.	U.K.
Actuant International Limited	U.K.	Actuant Finance Limited	U.K.
		Actuant Limited	U.K.
Engineered Solutions, L.P.	Indiana	Enerpac GmbH	Germany
GB Tools & Supplies, LLC	Delaware	Actuant Global Sourcing, Ltd.	Hong Kong

(i)	Securities Accounts Pledge Agreement by Actuant International Holdings, Inc. over its shares in Actuant Europe Holding SAS in favor of JPMorgan Chase Bank, N.A.

(ii)
Mortgage over Shares by Actuant Europe Holdings SAS, over its shares in Actuant International Limited, in favor of JPMorgan Chase Bank, N.A. as affirmed by Letter of Affirmation dated as of the Closing Date.

(iii)	Mortgage over Shares by Actuant International Limited over its shares in Actuant Limited, in favor of JPMorgan Chase Bank, N.A. as affirmed by Letter of Affirmation dated as of the Closing Date.

(iv)
Mortgage over Shares entered into by Actuant International Limited over its shares in Actuant Finance Limited, in favor of JPMorgan Chase Bank, N.A. as affirmed by Letter of Affirmation dated as of the Closing Date.

(v)	Mortgage over Shares entered into by Actuant Corporation over its shares in Actuant Acquisitions Limited, in favor of JP Morgan Chase bank, N.A.

(vi)	Share Pledge Agreement by Engineered Solutions, L.P. over its shares in Enerpac GmbH, to be entered into on a post-closing basis pursuant to section 6.21(g) of the Credit Agreement.

(vii)	Mortgage of Shares by GB Tools & Supplies, LLC over its shares in Actuant Global Sourcing, Ltd.

Schedule 1.5
Existing Sale Leaseback Transactions

(i)	Lease of the Kahl, Germany campus of Heinrich Kopp GmbH, which the Company subleases to Heinrich Kopp GmbH.

(ii)	Lease by Acme Electrical, Inc. of 1739 Commerce Drive, Creston, Iowa;

(iii)	Lease by Maxima Technologies & Systems, LLC of 1811 Rohrerstown Road, Lancaster, Pennsylvania.

(iv)
Leases of equipment and other personal property existing on the Closing Date entered into pursuant to that certain Master Lease Agreement dated May 14, 2010 between Actuant Corporation as Master Lessee and Macquarie Equipment Finance, Inc., as Master Lessor, by each of Viking Seatech Limited (pursuant to the Country Addendum for United Kingdom), Viking Seatech (Australia) Pty Limited (pursuant to the Country Addendum for Australia) and Viking Seatech Norge, AS (pursuant to the Country Addendum for Norway).

Existing Letters of Credit

Bank	Beneficiary	Original Issue Date	LOC Number	USD Equivalent Amount	Expiration/ Next Renewal
JPM	Doosan (HT Ops-Biach)	5/11/2012	S-209108	$15,400	10/1/2015
JPM	Doosan (HT Ops-Biach)	5/11/2012	S-209110	$11,760	8/1/2015
JPM	JPMORGAN CHASE BANK, N.A. (ACTUANT FRANCE SAS)	12/2/2014	S-848553	$87,743	12/19/2015
JPM	JPMORGAN CHASE BANK, N.A. (ENERPAC INTEGRATED SOLUTIONS B.V.)	12/8/2014	S-853385	$1,419,380	12/2/2015
JPM	JPMORGAN CHASE BANK, N.A. (ENERPAC INTEGRATED SOLUTIONS B.V.)	12/8/2014	S-853387	$473,127	12/2/2015
JPM	JPMORGAN CHASE BANK, N.A. (ENERPAC INTEGRATED SOLUTIONS B.V.)	12/8/2014	S-853398	$2,843,379	12/2/2015
JPM	JPMORGAN CHASE BANK, N.A. (HYDRATIGHT PTE. LTD)	3/14/2014	S-865943	$10,076	2/14/2016
JPM	TADEO CZERWENY SA TRANSFORMADORES (ACTUANT CORPORATION)	4/7/2015	S-429429	$271,753.00	7/31/2015
JPM	JPMORGAN CHASE BANK, N.A. (HYDRATIGHT PTE. LTD)	1/27/2015	S-904519	$8,701.40	1/20/2016

Schedule 4.1
List of Closing Documents
See attached.

Schedule 5.7
Litigation
None.

Schedule 5.8
Subsidiaries

Organizational Chart is on file with Agent.
Schedule 5.15
Insurance

Reflected on Insurance Certificates Delivered to Agent.

Schedule 6.11
Indebtedness
Attributable debt under Sale and Leaseback Transactions set forth on Schedule 1.5 outstanding on Closing Date in an aggregate amount not in excess of $35 million.

Schedule 6.14
Investments
See Schedule 5.8.

Schedule 6.15
Liens
Liens upon assets of the Company or any of its Subsidiaries subject to Sale and Leaseback Transactions listed on Schedule 1.5.

Schedule 6.18
Contingent Obligations
The Company remains contingently liable for lease payments of businesses that it previously divested or spun-off, in the event that such businesses are unable to fulfill their lease payment obligations. The discounted present value of future minimum lease payments for these leases was $19.5 million at February 28, 2015 (including $14.2 million related to the divested Electrical segment).